                                                                   EXHIBIT 10.16

                     CORPORATE CAMPUS @ LOUDOUN TECH CENTER

                                  DEED OF LEASE

                                 BY AND BETWEEN

                     WILLOWBROOK HOLDINGS, INC., AS LANDLORD

                                       AND

                             HEALTHSCRIBE, INC., AS

                                     TENANT

                              as of Apri1 27, 2003

                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE I. BASIC LEASE PROVISIONS...................................     1

ARTICLE II..........................................................     2
   Section 2.1   Premises...........................................     2
   Section 2.2   Term...............................................     2
   Section 2.3   Use................................................     3
   Section 2.4   Renewal Term.......................................     3

ARTICLE III.........................................................     5
   Section 3.1   Rental Payments....................................     5
   Section 3.2   Additional Rent....................................     7
   Section 3.3   Security Deposit/Letter of Credit Contingency......    11
   Section 3.4   Tenant's Review Right..............................    13

ARTICLE IV..........................................................    14
   Section 4.1   Services...........................................    14
   Section 4.2   Keys and Locks.....................................    15
   Section 4.3   Signs..............................................    16

ARTICLE V...........................................................    16
   Section 5.1   Occupancy of Premises..............................    16
   Section 5.2   Entry for Repairs and Inspection...................    17
   Section 5.3   Hazardous Materials................................    17

ARTICLE VI..........................................................    19
   Section 6.1   Leasehold Improvements.............................    19
   Section 6.2   Repairs by Landlord................................    21
   Section 6.3   Repairs by Tenant..................................    21
   Section 6.4   Liens..............................................    22
   Section 6.5   Indemnification....................................    22

ARTICLE VII.........................................................    23
   Section 7.1   Condemnation.......................................    23
   Section 7.2   Force Majeure......................................    24
   Section 7.3   Fire or Other Casualty Damage......................    24
   Section 7.4   Insurance..........................................    26
   Section 7.5   Waiver of Subrogation Rights.......................    27

ARTICLE VIII........................................................    27
   Section 8.1   Default by Tenant..................................    27
   Section 8.2   Landlord's Remedies................................    28
   Section 8.3   Waiver of Duty to Relet or Mitigate................    30
   Section 8.4   Reentry............................................    30
   Section 8.5   Rights of Landlord in Bankruptcy...................    31
   Section 8.6   Waiver of Certain Rights...........................    31
   Section 8.7   Non Waiver.........................................    31
   Section 8.8   Holding Over.......................................    31
   Section 8.9   Abandonment of Personal Property...................    32

ARTICLE IX..........................................................    32
   Section 9.1   Transfers..........................................    32
   Section 9.2   Assignment by Landlord.............................    34
   Section 9.3   Limitation of Landlord's Liability.................    35

ARTICLE X...........................................................    35
   Section 10.1  Subordination......................................    35
   Section 10.2  Estoppel Certificate or Three-Party Agreement......    36
   Section 10.3  Notices............................................    36

ARTICLE XI..........................................................    37
   Section 11.1  [Intentionally Omitted.]...........................    37
   Section 11.2  Rights and Remedies Cumulative.....................    37
   Section 11.3  Legal Interpretation...............................    38
   Section 11.4  Tenant's Authority.................................    38
   Section 11.5  Brokers............................................    39
   Section 11.6  Consents by Landlord...............................    39
   Section 11.7  Joint and Several Liability........................    39
   Section 11.8  Independent Covenants..............................    39
   Section 11.9  Attorneys' Fees and Other Expenses.................    39
   Section 11.10 Recording..........................................    40
   Section 11.11 Disclaimer; Waiver of Jury Trial...................    40
   Section 11.12 Parking............................................    40
   Section 11.13 No Accord or Satisfaction..........................    41
   Section 11.14 Acceptance.........................................    41
   Section 11.15 Waiver of Counterclaim.............................    41
   Section 11.16 Time Is of the Essence.............................    41
   Section 11.17 Counterparts.......................................    41
   Section 11.18 Quiet Environment..................................    41
   Section 11.19 Tenant Expansion Option............................    41
   Section 11.20 Satellite Dish/Antenna.............................    43

                                    EXHIBITS

Exhibit A  Land

Exhibit B  Corporate Campus Plan

Exhibit C  Floor Plan of Premises

Exhibit D  Commencement Date Agreement

Exhibit E  Work Letter Agreement Exhibit E-l Landlord's Work

Exhibit F  Rules and Regulations

Exhibit G  Letter of Credit

Exhibit H  Janitorial Services

                                  DEED OF LEASE

     THIS DEED OF LEASE (this "Lease") is made and entered into as of the 27th day of April, 2003, by and between WILLOWBROOK HOLDINGS, INC., a Delaware corporation ("Landlord"), whose address is c/o West World Management, Inc., 4 Manhattanville Road, Purchase, New York 10577, and HEALTHSCRIBE, INC., a Delaware corporation ("Tenant"), whose address is 403 Glenn Drive, # 10, Sterling, VA, 20164. Subject to all of the terms, provisions, covenants and conditions of this Lease, and in consideration of the mutual covenants, obligations and agreements contained in this Lease, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

                                   ARTICLE I.
                             BASIC LEASE PROVISIONS

     Landlord hereby demises and leases to Tenant, and Tenant hereby hires and takes from Landlord, the Premises (as defined below), subject to all matters hereinafter set forth and upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated. For purposes of this Lease, the following terms shall have the meanings ascribed to them below:

     Applicable Rate shall mean the lesser of (a) the rate per annum equal to the Prime Rate plus two (2) percentage points per annum and (b) the maximum nonusurious rate of interest then permitted by the applicable law of the Commonwealth of Virginia or the United States of America, whichever shall permit the higher rate.

     Base Rate shall mean the Prime rate announced from time to time by Citibank, N.A. in New York, New York (or any successor thereto) as its Prime rate, each change therein to be effective upon announcement.

     Delivery Date shall mean the later of the (i) the first business day after Tenant receives a fully executed Lease from the Landlord or (ii) the first business day after Landlord tenders possession of the Premises to Tenant, in broom clean condition and free of encumbrances with Landlord's Work completed and ready for the Tenant Improvements, but in no event later than the date of this Lease.

     Commencement Date shall mean August 8, 2003, as adjusted pursuant to
Section 2.2.

     Corporate Campus shall mean the three building development to be known as Corporate Campus @ Loudoun Tech Center as shown on Exhibit B attached hereto..

     Land shall mean that certain tract of land situated in Loudoun County, Virginia and more particularly described on Exhibit A attached hereto and hereby made a part hereof.

     Lease Year shall mean each consecutive twelve (12) month period during the Term commencing with the Commencement Date; provided, however, if the Commencement Date shall be other than the first day of a month, the first Lease Year shall include the balance of the calendar month in which the Commencement Date occurs and the succeeding twelve
(12) complete calendar months.

     Premises shall mean the 23,407 rentable square feet in the building B (which building is outlined in Exhibit B attached hereto and shall hereafter be referred to as the "Building") which is part of the development known as Corporate Campus @ Loudoun Tech Center, said building containing the Premises located at 21670 Ridgetop Circle, Loudoun, County of Loudoun, Commonwealth of Virginia, 20166, as the same may from time to time hereafter be expanded or modified.

     Project shall mean the Premises, together with the Land; the Building, the parking area serving the Premises; and all other improvements situated on the Land or within the Corporate Campus that directly benefit the Premises; and all additional facilities or improvements directly benefiting the Premises that may be constructed on the Land or within the Corporate Campus in subsequent years.

     Requirements shall mean all statutes, laws, sales, orders, permits, licenses, regulations, ordinances, decrees and directions of all Federal, state and local governmental authorities, whether now or hereinafter enacted or in force, foreseen and unforeseen, applicable to the Premises, all covenants, agreements, restrictions and encumbrances affecting the Premises or the Land and all terms and conditions of all insurance policies covering or related to the Premises. Tenant acknowledges receipt of the Cross-Easement, Covenants and Restrictions Agreement, dated December 13, 1985, as amended by amendments dated March 26, 1986, October 20, 1989 and April 26, 1995, covering Loudoun Tech Center.

                                   ARTICLE II.

     SECTION 2.1 Premises. The Premises demised by this Lease consist of 23,407 rentable square feet in Building B as indicated on the Corporate Campus plan attached hereto as Exhibit B, the floor plan for which is attached hereto as Exhibit C. All square footage utilized in this Lease shall be measured in accordance with "Standard Method for Measuring Floor Area in Office Buildings", published by the Secretariat, Buildings Owners and Managers Association International (ANSUBOMA Z65.1 - 1996), approved June 7, 1996 (the "Standard Measure"). Unless otherwise specifically designated, all references to square footage or square feet in this Lease are to rentable square footage or rentable square feet.

     SECTION 2.2 Term. The term of this Lease shall begin on the Commencement Date and shall expire on the day prior to the ten year and four month anniversary of the Commencement Date or, if the Commencement Date is not the first day of a month, on the day prior to the ten year and four month anniversary of the first day of a calendar month next succeeding the Commencement Date, unless extended pursuant to Section 2.4 or sooner terminated by laws or in accordance with the provisions of this Lease (the "Term"). After the occurrence of the Commencement Date, Tenant and Landlord shall execute a certificate in the form attached as Exhibit D stipulating and agreeing to the Commencement Date and the Expiration Date, as defined therein, and, if applicable, any adjustment to the square footage of the Premises and the Base Rent. If the Commencement Date should be changed for any reason, including a change pursuant to the terms of Exhibit E hereto, Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof.

     SECTION 2.3 Use. The Premises are to be used only for general office purposes, specifically including (without being the sole use): training rooms, computer laboratories and data operations; and for no other business or purpose without the prior written consent of Landlord. No act shall be done in or about the Premises that violates any Requirement or that will increase the existing rate of insurance on the Premises. In the event of a breach of this covenant, Landlord shall provide verbal or written notice to Tenant and Tenant shall immediately cease (a) the performance of the unlawful act and (b) with respect to acts that will or has increased the existing rate of insurance, Tenant shall either cease such act that is increasing or has increased the existing rate of insurance (and pay for any such increases thereafter charged to Landlord) or shall pay to Landlord any and all increases in insurance premiums resulting from such acts. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance or other act or thing which disturbs the quiet enjoyment of any other tenant in the Corporate Campus. Tenant shall not, without Landlord's prior consent which consent shall not be unreasonably withheld, install any equipment, machine, device, tank or vessel, which is subject to any permitting Requirement. Tenant, at its expense, shall comply with all Requirements governing the installation, operation and removal of any such equipment, machine, device, tank or vessel. Landlord shall comply with all Requirements relating to the Building, the Project, the Land and the Corporate Campus. Tenant, at its expense, shall comply with all Requirements relating to its use, operation or occupancy of the Premises and shall observe such reasonable and non-discriminatory rules and regulations as may be adopted and made available to Tenant by Landlord from time to time for the safety, care and cleanliness of the Premises, the Project or the Corporate Campus and for the preservation of good order therein. The current rules and regulations for the Premises are attached hereto as Exhibit F. Without limiting the foregoing, Tenant agrees to be wholly responsible at Tenant's sole cost and expense for any accommodations or alterations which need to be made to the Premises to comply with the provisions of the Americans With Disabilities Act of 1990, as amended (the "ADA") and like Requirements relating to accessibility; provided however, that Landlord warrants and represents that the building shell (as described in Exhibit E) and common areas comply with the provisions of ADA and like Requirements relating to accessibility as of the date of this Lease. Further, Landlord shall remain responsible for compliance with the ADA provisions in regard to the common areas, the expense of compliance in the common areas being an Operating Expense.

     SECTION 2.4 Renewal Term.

     (a) Provided Tenant is in possession of the Premises at the time of the exercise, Tenant shall have the option to renew the Term (a "Renewal Option") for one (1) consecutive five (5) year renewal term, upon and subject to the terms and conditions of this Section 2.4 (the "Renewal Term"), upon the same terms and conditions contained in this Lease except for those solely applicable to the initial Term and except that the Base Rental for the Renewal Term shall be ninety five (95%) percent of the then-prevailing Fair Market Rate (as defined below), (on a Net, Net, Net basis) for a lease of equivalent term, in a similar style, age and quality to the Building and inclusive of consideration of then-current market concessions (including, without limitation, refurbishment allowances and rent abatement available to renewing tenants), within a five (5) mile radius of the Building, (the "Fair Market Rate"); provided, that at and as of the commencement of the Renewal Term and the exercise of the Renewal Option (i) Tenant is not in an Event of Default under this Lease beyond any applicable notice and cure period provided for in this Lease, and (ii) this Lease is in full force and effect. Tenant shall have no right to extend the Term beyond the Renewal Term.

     (b) Tenant must exercise the Renewal Option, if at all, by written notice to Landlord (the "Renewal Notice") given at least two hundred seventy (270) days prior to the expiration of the initial Term (the "Expiration Date"). Failure to give the Renewal Notice in a timely fashion shall be deemed a waiver of Tenant's Renewal Option. Landlord shall, within ten (10) days following Landlord's receipt of Tenant's Renewal Notice, notify Tenant in writing of Landlord's determination of the Fair Market Rate and Tenant shall, within the next ten (10) days following receipt of Landlord's determination of the Fair Market Rate, notify Landlord in writing of Tenant's acceptance or rejection of Landlord's determination of the Fair Market Rate. If Tenant timely notifies Landlord of Tenant's acceptance of Landlord's determination of the Fair Market Rate, this Lease shall be extended as provided herein and Landlord and Tenant shall enter into an amendment to this Lease to reflect the extension of the Term for the Renewal Term and change to the Base Rent.

     (c) If (i) Tenant timely notifies Landlord in writing of Tenant's rejection of Landlord's determination of the Fair Market Rate or (ii) Tenant does not notify Landlord in writing of Tenant's acceptance or rejection of Landlord's determination of the Fair Market Rate within such ten (10) day period, Landlord and Tenant will promptly attempt to agree on the Fair Market Rate. If Landlord and Tenant cannot agree within ten (10) days of Tenant's rejection in clause (i) hereinabove or the expiration of the ten (10) day period referred to in clause
(ii) hereinabove, then either Landlord or Tenant may, by written notice to the other, refer the determination of the Fair Market Rent to arbitration, in which case within ten (10) days after such notice, Landlord and Tenant shall each select a qualified real estate broker or appraiser (who need not be independent or impartial) with at least ten (10) years experience in leasing or appraising office buildings in the Loudoun, Virginia area to act as arbitrators in the determination of the Fair Market Rate. If either party shall fail to appoint its arbitrator within said ten (10) day period, the single arbitrator shall determine the Fair Market Rate. If the values determined by the arbitrators are less than five percent (5%) apart, the average of the values determined by them shall be deemed the Fair Market Rate for the Premises. If the arbitrators do not agree, and if their determinations are more than five percent (5%) apart, then on or before ninety (90) days prior to the commencement of the Renewal Term, the two arbitrators shall select a third independent, impartial arbitrator of like qualification who shall, within thirty (30) days following his or her appointment, select which of the Fair Market Rate values determined by the original two arbitrators is closest to the Fair Market Rate value determined by the third arbitrator and such value shall be the Fair Market Rate for the Renewal Term. The determination pursuant to this arbitration shall be binding on the parties. Except as provided herein, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (or its successor) applicable to expedited commercial arbitrations. Each party shall pay the fees and expenses of its arbitrator, and the fees and expenses of the third arbitrator shall be shared equally between Landlord and Tenant.

     If, for any reason, the Fair Market Rate is not determined prior to the commencement of a Renewal Term, then Tenant shall pay as Base Rent the average of the Fair Market Rates determined by Landlord's arbitrator and Tenant's arbitrator until the Fair Market Rate is determined. If the Fair Market Rate shall be less than the Base Rent then being paid by Tenant, Landlord shall, within thirty (30) days thereafter, pay to Tenant the excess of the Base Rent paid by Tenant over the Fair Market Rate, and, if the Fair Market Rate shall be more than the Base Rent then being paid by Tenant, Tenant shall, within thirty (30) days thereafter, pay to Landlord the excess of the Fair Market Rate over the Base Rate being paid by Tenant. Upon determination of the Fair Market Rate, Tenant shall, at Landlord's request, enter into an agreement confirming the commencement and expiration dates for the Renewal Term and the Base Rent payable during the Renewal Term.

                                  ARTICLE III.

     SECTION 3.1 Rental Payments.

     (a) Base Rent. Commencing on the Commencement Date, Tenant shall pay the Base Rent described in this subsection, which is due and payable each Lease Year during the Term in twelve (12) equal installments on the first (1st) day of each calendar month during the Term, and Tenant shall pay such installments to Landlord at Landlord's address specified in this Lease (or such other address as may be designated in writing by Landlord from time to time) monthly in advance as follows:

               Base Rent Per
Lease Year  Rentable Square Foot  Base Rent Annually  Base Rent Monthly
----------  --------------------  ------------------  -----------------
1                  $13.82            $323,484.74          $26,957.06
2                  $14.23            $333,081.61          $27,756.80
3                  $14.66            $343,146.62          $28,595.55
4                  $15.10            $353,445.70          $29,453.81
5                  $15.55            $363,978.85          $30,331.57
6                  $16.02            $374,980.14          $31,248.35
7                  $16.50            $386,215.50          $32,184.63
8                  $17.00            $397,919.00          $33,159.92
9                  $17.51            $409,856.57          $34,154.71
10                 $18.04            $422,262.28          $35,188.52
11 (4 mos)         $18.58            $434,902.06          $36,241.18

provided, however, that Tenant shall pay the first month's Base Rent and Operating Expenses (as hereafter defined) in the amount of $34,778.90 upon the execution of this Lease, which amount shall be applied as full payment of Base Rent and Additional Rent for the fourth (4th) full month of the Lease Term.

     Notwithstanding anything in this Lease to the contrary, Tenant shall not be required to pay Base Rent, Operating Expenses and Real Estate Taxes for the first three (3) full months of the Term, the thirteenth (13th) month of the Term., and one half of the fourteenth (14th) month of the Term.

     (b) Partial Month. If the Commencement Date is other than the first (1St) day of a calendar month or if this Lease expires on a day other than the last day of a calendar month, then the installments of Base Rent for such month or months shall be prorated based upon multiplying the applicable monthly Base Rent by a fraction, the numerator of which shall be the number of days of the Term occurring during said commencement or expiration month, as the case may be, and the denominator of which shall be the number of days in such month.

     (c) Payment. The Base Rent, the Additional Rent (hereinafter defined), and any and all other payments which Tenant is obligated to make to Landlord under this Lease shall constitute and are sometimes hereinafter collectively referred to as "Rent". Tenant agrees to pay all Rent and other sums of money as shall become due from and payable by Tenant to Landlord in lawful money of the United States of America at the times and in the manner provided in this Lease, without demand, deduction, abatement, setoff, counterclaim or prior notice.

     (d) Late Charge; Past Due Rate. Tenant hereby acknowledges that late payment to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Rent or other sum due from Tenant is not received on or before its due date, then Tenant shall pay to Landlord immediately upon Landlord's demand therefor, in addition to such overdue amount, a late charge in an amount equal to five percent (5%) of such overdue amount, plus any reasonable attorneys' fees and costs incurred by Landlord by reason of Tenant's failure to pay Rent and other charges when due hereunder. However such late charge shall not be incurred unless Tenant fails to make such payment within ten (10) days after written notice from Landlord to Tenant that such amount is overdue. Landlord and Tenant agree however that Landlord shall not be required to provide such notice more than twice in any twelve (12) consecutive month period. Once such notices have been provided, then, upon the third late payment in the twelve (12) consecutive month period, the late charge shall be incurred without any further notice or cure requirements. Additionally, all Rent under this Lease shall bear interest from the date due until paid at the Applicable Rate, such interest being in addition to and cumulative of any other rights and remedies which Landlord may have with regard to the failure of Tenant to make any such payments under this Lease

     (e) Lockbox. Landlord may, by notice to Tenant, direct Tenant to pay Base Rent and/or Additional Rent to a "lockbox" or other depository whereby Base Rent and/or Additional Rent is initially received and disbursed by a person or entity other than Landlord (albeit on Landlord's authority). In such event, Landlord shall be considered to have received such payment if (and only if) within ten
(10) days after receipt at such lockbox or other depository

Landlord shall not have refunded such payment to Tenant. Landlord hereby directs Tenant, until further notified, to make such payments to the following lockbox:
Willowbrook Holdings, Inc.-Loudoun Tech, P.O. Box 7247-7373, Philadelphia, PA, 19170-7373.

     SECTION 3.2 Additional Rent.

     (a) Definitions:

     (i) "Operating Expenses" means all customary expenses, costs and disbursements of every kind and nature relating to or incurred or paid in connection with the ownership and operation of the Project, computed on an accrual basis in accordance with generally accepted accounting principles consistently applied, as such principles are generally applied in the real estate industry ("GAAP"), net of any discounts, credits or rebates including but not limited to the following:

     (A) wages and salaries of all persons engaged in the operation, maintenance, cleaning, security or access control of the Project, including all taxes, insurance and benefits relating thereto, provided that no such amounts are allowed for any employee above the level of building manager or building engineer;

     (B) the cost of all supplies, tools, equipment and materials used in the operation and maintenance of the Project, including rental fees for the same;

     (C) the cost of all utilities for the common areas of the Project, including but not limited to the cost of water and power (excluding electrical and gas utilities with which Tenant shall directly contract and pay for such services);

     (D) the cost of all maintenance and service agreements for the Project and the equipment therein, including but not limited to alarm service, security service, access control, landscaping, window cleaning, pest control, sprinkler and life safety service contracts, and janitorial service;

     (E) the cost of repairs and general maintenance of the Project including the proportionate share of all costs of repairs and maintenance of the parking area;

     (F) the cost of all repairs of and replacement to the Premises and the Project not arising out of defects due to the design or construction of Landlord's Work (as defined in Exhibit E-l)which are considered to be capital expenditures under GAAP, and which are either (i) capital expenditures which are intended to reduce operating costs of the Project or the Premises, (ii) capital expenditures related to compliance with Requirements or (iii) capital expenditures intended to promote safety or maintain or enhance the Project, in each case which cost shall be amortized over the actual useful life of the capital item as determined by Landlord at an interest rate equal to the Base Rate; or, if the item is leased and not purchased, the annual rental cost thereof;

     (G) the cost of all insurance relating to the Project, including, but not limited to, the cost of property insurance, casualty, rental loss and liability insurance applicable to the Project and Landlord's personal property used in connection therewith and the amount of commercially reasonable deductibles paid on claims made by Landlord;

     (H) Landlord's and/or Landlord's managing agent's reasonable accounting and audit costs relating to Operating Expenses and not to ownership and reasonable attorneys' fees applicable to the Project;

     (I) all property management fees for the Project, provided that such fees shall not exceed three percent (3%) of gross receipts for the Project;

all taxes, assessments and governmental charges imposed against the Building, the land or the Project, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they are imposed by taxing districts or authorities currently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments, assessed against or attributable to the Project or its operation, together with the reasonable cost (including attorneys, consultants and appraisers) of any negotiation, contest or appeal pursued by Landlord in an effort to reduce any such tax, assessment or charge, and all of Landlord's administrative costs in relation to the foregoing excluding, however, (i) federal and state taxes on income, death taxes, franchise taxes and any taxes imposed or measured on or by the income of Landlord from the operation of the Project and (ii) transfer taxes or fees imposed in connection with any change of ownership of the Project ("Real Estate Taxes"); provided, that if at any time during the Term the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereof shall be changed and as a substitute therefor, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed or imposed wholly or partially as a capital levy or otherwise on the rents received from the Project or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within the Real Estate Taxes to the extent that such substitute or additional tax would be payable if the Project were the only property of the Landlord subject to such tax. If the Premises and one or more other buildings comprising the Corporate Campus are assessed together, then Real Estate Taxes for the Premises shall be a proportionate portion thereof based on the ratio of the square footage of the Premises to the square footage of the buildings assessed together. Likewise if common areas or parking areas of the Corporate Campus are separately assessed for purposes of Real Estate Taxes, then a proportionate portion thereof, based upon the ratio of the square footage of the Premises and the square footage of all buildings constituting the Corporate Campus (the "Project Ratio") shall constitute an Operating Expense. Landlord and Tenant acknowledge and agree that Tenant's proportionate share of any jointly assessed buildings or common or parking areas shall be 18.62% (23,407sf/125,728sf). In no event shall Operating Expenses exceed one hundred percent (100%) of the actual Operating expenses incurred by Landlord regarding the operation and maintenance of the Building and the Project as set forth in this Lease.

     Landlord agrees that any costs or expenses directly attributable to, or benefiting a particular building in the Corporate Campus shall be allocated to the particular building, as the case may be, and Landlord shall adjust the Operating expenses accordingly.

     Notwithstanding the foregoing provisions of this Section 3.2(a)(i), Operating Expenses shall not include any of the following:

     (1) repairs or replacements made to rectify or correct any defect in the design, materials or workmanship of any portion of the building shell or Landlord's Work;

     (2) costs incurred in connection with damage or repairs which are covered or are required to be covered hereunder under any insurance policy carried or required to be carried hereunder by Landlord in connection with the Project (except for commercially reasonable deductibles);

     (3) expenses for repair or replacement paid by condemnation awards;

     (4) costs associated with damage or repairs to the Project necessitated by the negligence or willful misconduct of Landlord or Landlord's employees, agents, contractors or invitees;

     (5) Landlord's general overhead expenses, including any costs and expenses of administration and management of the ownership entity constituting Landlord, including travel and entertainment;

     (6) all (x) principal, interest, loan fees, prepayment fees and penalties and other carrying costs related to any mortgage or deed of trust encumbering the Project and all rental and other payables due under any ground or underlying lease, (y) costs relating to any mortgage or deed of trust financing or refinancing, or the making or modifying of any ground lease and (z) all costs relating to the sale of any interest in the Premises;

     (7) costs associated with leasing space or selling any interest in the Project or within the Corporate Campus, including without limitation, advertising and marketing, commissions or any amounts paid for or on behalf of any tenants such as space planning, construction and renovation allowances, moving costs, rental and other tenant concessions;

     (8) for costs of electricity sold to any tenant by Landlord or any other special service provided to the tenants or service in excess of that furnished to Tenant whether or not Landlord receives reimbursement from such tenants as an additional charge;

     (9) costs of repairs incurred by reason of fire or other casualty or condemnation to the extent Landlord receives compensation therefor through proceeds of insurance or condemnation awards;

     (10) costs of renovating or otherwise improving space for new tenants or in renovating space vacated by any tenant;

     (11) costs for any interest, late fees or principal payments due under any security interest encumbering the Project or the Corporate Campus;

     (12) costs of depreciation or amortization of the construction of the Project or the Corporate Campus;

     (13) costs for legal expenses for disputes with tenants; legal and auditing fees, other than those legal and auditing fees necessarily and reasonably incurred in connection with the maintenance and operation of the Project or the Corporate Campus;

     (14) any expense for which Landlord is reimbursed by any tenant, warranty, insurance or condemnation award;

     (15) any ground rent;

     (16) any fines, penalties or interest for failure to make any tax payment in a timely fashion, unless such failure is due to Tenant's failure to remit tax payments due to Landlord in a timely fashion; and

     (17) costs incurred to contain, abate, remove or otherwise clean up the Project, the Corporate Campus or the Land required as a result of the presence of Hazardous Materials in, about or below the buildings or land to the extent caused by Landlord or another tenant.

     (18) the costs for any utilities provided to tenant's premises or vacant spaces in any of the buildings in the Corporate Campus;

     (19) Costs of bearing walls, foundations and other structural components, and roofs, except as such costs may be included as Operating Expenses under
Section 3.2(a)(i)(F);

     (20) Costs incurred in the original construction of the Building or Project;

     If and to the extent the Project is operated as part of a complex of buildings with associated parking, streets and landscaping, then Operating Expenses shall include a proportionate portion, based upon the "Proportionate Share" (as set forth below), of the common "Operating Expenses" for such complex of buildings.

     (b) Payment by Tenant. Tenant shall pay to Landlord as additional rent (the "Additional Rent") its Proportionate Share of all Operating Expenses during the Term. For purposes of this section 3.2, Tenant's "Proportionate Share" shall mean (i) with respect to any Operating Expenses allocable to the Building, a percentage equal to a fraction, the numerator of which shall be the number of rentable square feet of the Premises, and the denominator of which shall be the number of rentable square feet of the Building; and (ii) with respect to any Operating Expenses allocable to the Project/Corporate Campus as a whole, the percentage equal to a fraction, the numerator of which is the number of rentable square feet of the Premises and the denominator of which is the number of rentable square feet of the Project/Corporate Campus. Tenant's initial Proportionate Share for Operating Expenses allocable to the Building equals 71.36% (23,407 rsf/32,801 rsf); and for Operating Expenses allocable to the Project/Corporate Campus equals 18.62% (23,407/125,728 rsf).

     (c) Manner of Payment.

          (i) Landlord shall give Tenant notice of Landlord's estimate of amounts payable under this Section 3.2 for each calendar year falling in whole or in part during the Term. By the first day of each month during the calendar year, or portion thereof falling within the

Term, Tenant shall pay Landlord one-twelfth (1/12th) of the estimated amount. If for any reason the estimate is not given before a calendar year begins, Tenant shall continue to pay on the basis of the previous year's estimate, if any, until the month after the new estimate is given and shall, within thirty (30) days after the issuance of such new estimate, pay the amount due for any prior months during the current calendar year, less the amounts actually paid to Landlord in respect thereof. Likewise, the Landlord shall credit the Tenant's next installment (s) of monthly Base Rent then coming due as a result of any decrease in the Landlord's monthly estimate from the payments actually made by the Tenant for the calendar year to date. Landlord shall endeavor to provide Tenant with its estimate for the next succeeding calendar year by January 1 of each calendar year falling within the Term. Landlord and Tenant acknowledge and agree that the estimate for the first Lease Year of the Term for Operating Expenses (inclusive of Real Estate Taxes and exclusive of Tenant electricity and gas) is $4.01 per rentable square foot of the Premises (or $7,821.84 per month).

          (ii) Within ninety (90) days after each calendar year ends, Landlord shall give Tenant a statement (the "Statement") showing the: (A) Tenant's Proportionate Share of the actual Operating Expenses for the calendar year; (B) the amount, if any, paid by Tenant during such calendar year in respect of Operating Expenses; and (C) the amount Tenant owes Landlord for such calendar year, or the amount Landlord owes Tenant as a refund. Delay by Landlord in providing to Tenant any Statement shall not relieve Tenant from the obligation to pay any Operating Expenses upon the rendering of such Statement. Notwithstanding the foregoing, any Operating Expenses (other than Real Estate Taxes) not billed to Tenant within twenty four (24) months of the end of any calendar year falling within the Term in which the Operating Expenses were incurred shall be forever waived by Landlord and Tenant shall have no further liability for payment thereof.

          (iii) If the Statement shows that an amount is owed to Tenant for the calendar year, Landlord shall pay the difference (the "Overpayment") to Tenant. If the Statement shows that an amount is owed by Tenant for such calendar year, Tenant shall pay the difference (the "Underpayment"). The Overpayment or Underpayment shall be paid within thirty (30) days after the Statement is delivered to Tenant.

          (iv) If this Lease is not in effect for a complete calendar year, unless it was terminated due to an Event of Default (as defined herein), Tenant's obligation for Additional Rent shall be prorated by multiplying the Operating Expenses for the calendar year by a fraction expressed as a percentage, the numerator of which is the number of days of the calendar year included in the Term and the denominator of which is 365.

     SECTION 3.3 Security Deposit/Letter of Credit Contingency. Landlord and Tenant acknowledge and agree that Tenant will, within five (5) days of the full execution of this Lease and in accordance with this Section 3.3., as security for the performance by Tenant of Tenant's covenants and obligations under this Lease, cause, at Tenant's sole cost, to be delivered to Landlord, a one-year irrevocable standby letter of credit (in substantially the form attached hereto as Exhibit "G") in the amount of Two Hundred Sixty Five Thousand and 00/100 U.
S. Dollars ($265,000.00), to be issued by Silicon Valley Bank or another comparable senior debt lender ("Issuer") in favor of Landlord (which letter of credit as modified from time to time in accordance with this Lease, is herein referred to as "Letter of Credit"). All of Tenant's rights and all of Landlord's obligations hereunder are strictly contingent on Tenant's causing the Letter of Credit to remain in full force and effect in accordance with this Lease during the entire Lease Term; provided, however, that the Letter of Credit shall be reduced as follows:

         Time of Reduction             Amount of Reduction
         -----------------             -------------------
3rd Anniversary of Commencement Date       $ 65,000.00
4th Anniversary of Commencement Date       $100,000.00
5th Anniversary of Commencement Date       $ 65,000.00

     provided however, as an express condition to any reduction in the face amount of the Letter of credit, no Event of Default (as defined in Section 8.1 of this Lease) shall have occurred or any event which, with notice or the passage of time, would constitute an Event of Default.

     For purposes hereof, each of the following events is herein individually referred to as a "Draw Event", and are herein collectively referred to as "Draw Events":

          (i) The failure of Tenant, within ten (10) business days following Issuer's election not to renew the Letter of Credit for an additional one (1) year period beyond the expiration date of the Letter of Credit then in effect, to cause the Letter of Credit to be re-issued, at Tenant's sole cost, by a domestic bank satisfactory to Landlord, in Landlord's reasonable discretion, which re-issued Letter of Credit shall satisfy all of the requirements of the initial Letter of Credit as set forth in this Section 3.3. and Exhibit "G" attached hereto; or

          (ii) The occurrence of any Event of Default under this Lease. Immediately upon, and at any time or from time to time after, the occurrence of any one or more of the Draw Events, Landlord shall have the unconditional right to draw on the Letter of Credit, the amount or amounts necessary to cure any Event of Default or otherwise pay to Landlord any amount to which Landlord is entitled as its remedies for an Event of Default as set forth in this Lease, as reasonably determined by Landlord in accordance with this Section 3.3. and Exhibit "G" attached hereto. Upon the payment to Landlord of the proceeds of any such draw or draws under the Letter of Credit (the "Draw Proceeds"), Landlord shall use the Draw Proceeds to make good any arrearages of Rent, and to pay to Landlord any and all amounts to which Landlord is entitled in connection with its remedies for an Event of Default as set forth in this Lease. It is expressly understood that the Draw Proceeds shall not be considered a measure of Landlord's damages resulting from any Event of Default hereunder (past, present or future). Tenant shall pay to Landlord on demand the cash amount so applied in order to restore the Draw Proceeds to the amount thereof immediately prior to such application. Upon the expiration or earlier termination of this Lease, and provided that there then exist no Events of Default hereunder, any remaining balance of the Draw Proceeds (including, without limitation, any and all interest accrued thereon) and the Letter of Credit shall be returned by Landlord to Tenant.

     Anything in this Lease to the contrary notwithstanding, Tenant shall not take any action, or cause or permit any person or entity to take any action to enjoin, interfere with, restrict or limit, in any way whatsoever, any demand or draw by Landlord or any payment to Landlord under the Letter of Credit. If Tenant, or any person or entity on Tenant's behalf or at Tenant's discretion, brings any proceeding or action to enjoin, interfere with restrict or limit, in any way whatsoever, any one or more draws, demands or payments under the Letter of Credit, Tenant shall be liable for any and all damages resulting therefrom or arising in connection therewith, including, without limitation, reasonable attorneys' fees and costs.

     If Landlord transfers its interest in the Premises during the Lease Term, Landlord may assign the Letter of Credit and any and all Draw Proceeds then held by Landlord to the transferee and, provided the transferee confirms such assignment in writing to Tenant, the Landlord shall thereafter shall have no further liability with respect to the Letter of Credit or the Draw Proceeds, including, without limitation, any liability for the return of the Letter of Credit, or the Draw Proceeds.

     SECTION 3.4 Tenant's Review Right. Within one hundred twenty (120) days following the delivery to Tenant of a Statement, Tenant shall have the right to dispute items on such Statement by written notice to Landlord stating in reasonable detail the items in dispute. In such event, Landlord and Tenant will consult in a good faith effort to resolve the dispute within thirty (30) days after Landlord receives notice of such dispute. In the event that such consultations within such thirty (30) day period do not resolve the matter, Tenant shall be entitled, provided that Tenant shall have paid to Landlord the amounts shown on such Statement as due from Tenant, to have an independent certified public accounting firm hired by Tenant and reasonably approved by Landlord review the books, receipts and records pertaining to such disputed items for such calendar year. The accounting firm cannot be compensated on a contingent fee basis. The results of any such review shall be provided simultaneously to Landlord and Tenant by the accounting firm. If within thirty
(30) days thereafter Landlord and Tenant cannot resolve any items of adjustment raised by such accounting firm, then either party may, by written notice to the other, request that Landlord's regular accounting firm and the accounting firm selected by Tenant retain a third independent and impartial accounting firm to review any items of adjustment which remain unresolved and make a determination with regard thereto, such determination to be binding upon Landlord and Tenant. In the event that any such review reveals a net underpayment or overpayment with respect to Operating Expenses, the applicable party shall pay to the other, within thirty (30) business days following the determination thereof, the amount necessary to effect the appropriate adjustments. In the event an overpayment exceeds five percent (5%) of the total Operating Expenses, Landlord shall pay the costs of the review of the accounting firm selected by Tenant, not to exceed $3,500.00. Landlord and Tenant shall equally share the cost of the third accounting firm, if relevant. No more than one such review may be conducted with respect to any calendar year. Tenant shall keep all information gained in connection with any review or inspection of Landlord's records, and all information contained in any Statement, confidential and shall not disclose it to third parties except to carry out the purposes of this Section and except as required by law.

                                   ARTICLE IV.

     SECTION 4.1 Services.

     (a) Services Provided. Landlord shall furnish to Tenant while Tenant is occupying the Premises:

          (i) Capacity for electric, gas and water service per Exhibit E.

          (ii) Electric lighting service for areas of the Project outside of the Premises in the manner and to the extent deemed by Landlord to be standard.

          (iii) Janitorial service on a five (5) day week basis in a manner considered by Landlord to be standard for similar projects in the area and in accordance with Exhibit H attached hereto; provided, however, if Tenant's floor coverings or other improvements require special care or if Tenant requires any other or additional services, Tenant shall pay the additional cleaning cost attributable thereto upon demand.

          (iv) Sufficient electrical capacity to operate (i) incandescent lights, typewriters, modem office equipment, calculating machines, photocopying machines and other machines of similar voltage electrical consumption (120/220 volts), provided that the total rated electrical design load for said lighting and machines of low electrical voltage shall not exceed four and one half (4.5) watts per square foot of rentable area; and (ii) lighting and equipment of high voltage electrical consumption (277/480 volts), provided that the total rated electrical design load for said lighting and equipment of high electrical voltage shall not exceed two (2.00) watts per square foot of rentable area (each such rated electrical design load to be hereinafter referred to as the "Building standard rated electrical design load").

          (v) prompt removal of snow and ice from sidewalks, driveways and parking areas;

          (vi) refuse removal services at the Building (to include locations for Dumpsters areas; and Dumpster pulls on a regular basis as needed;

          (vii) semi-annual exterior and interior window cleaning;

          (viii) vermin and pest control;

          (ix) replacement, as necessary, of all lamps, ballasts and bulbs in all building standard light fixtures;

          (x) maintenance of landscaping, inclusive of lawn mowing;

          (xi) repairs and maintenance to the parking lot, curbs and gutters in the Project; and

          (xii) repairs and maintenance to the Building and common areas

     Should Tenant's fully connected electrical design load exceed the Building standard rated electrical design load for either low or high voltage electrical consumption, or if Tenant's electrical design requires low voltage or high voltage circuits in excess of the building standard circuits, Landlord will (at Tenant's expense) install such additional high voltage panels and/or low voltage panels with associated transformer as shall be reasonably required, provided, space is available. Tenant shall not install or operate equipment or lighting which exceeds the safe capacity of the electrical system of the Premises. The design and installation of any additional electrical equipment required by Tenant shall be subject to the prior approval of Landlord (which approval shall not be unreasonably withheld). All reasonable expenses incurred by Landlord in connection with the review and approval of any additional electrical equipment shall also be reimbursed to Landlord by Tenant.

     (b) Services Not Provided. Tenant acknowledges that Landlord will not be providing any of the following services:

          (i) Subject to Section 4.1(a)(i), any electric, gas, or other utility service for the Premises.

          (ii) Any security or access control service for the Premises or the Corporate Campus. Landlord shall have no responsibility to prevent, and shall not be liable to Tenant for, any liability or loss to Tenant, its agents, employees and visitors arising out of losses due to theft, burglary, or damage or injury to persons or property caused by persons gaining access to the Premises, and Tenant, other than in cases of gross negligence or willful misconduct by Landlord or its employees, hereby releases Landlord from all liability for such losses, damage or injury. Tenant may, subject to Landlord's approval, install, at its sole cost and expense, its own security system in the Premises, subject to the following: a) Tenant shall remove such security system at the expiration or earlier termination of the Lease Term and repair any damage caused by such removal, ordinary wear and tear excepted, and b) Tenant shall provide Landlord with access information (or an access card if so controlled) so that Landlord will have access to the Premises, pursuant to the terms of this Lease, or in the event of an emergency.

     (c) Cessation of Services. Tenant recognizes that Landlord has no responsibility to secure or provide to Tenant any HVAC or any electric, gas and water or other service supplied by public utilities. Cessation of any such service shall not, unless such failure was caused by the gross negligence or willful misconduct of Landlord, or of Landlord's employees, agents and contractors, (i) render Landlord in default hereunder or liable in any respect for damages to either person or property, or (ii) be construed as an eviction of Tenant, or (iii) work an abatement of Rent, or (iv) relieve Tenant from fulfillment of any covenant or agreement hereof. In addition to the foregoing, should any of the equipment or machinery which Landlord is responsible to maintain hereunder break down, cease to function properly for any cause other than the negligence or willful misconduct of Landlord or Landlord's employees, agents or contractors or be intentionally turned off for testing or maintenance purposes, Tenant shall have no claim for abatement or reduction of Rent on account of an interruption in service occasioned thereby or resulting therefrom.

     SECTION 4.2 Keys and Locks. Subject to the terms and provisions of this Lease, Tenant shall have access to the Premises 24 hours a day, 7 days a week. Tenant shall provide its own access control and security system and shall provide Landlord, at no cost to Landlord, a reasonable number of master card keys or keys for the doors serving the Premises. Upon termination or expiration of this Lease or a termination of possession of the Premises by Tenant, Tenant shall surrender to Landlord any keys to any locks on doors entering or within the Premises. Landlord, however, other than in cases of gross negligence or willful misconduct by Landlord or its employees, shall have no liability to Tenant, its employees, agents, invitees or licensees for any loss, damage or injury of any kind or nature caused by or as a result of the presence of any unauthorized person in the Premises or the Project, including without limitation any loss, damage or injury due to theft, burglary or other criminal conduct by any person, nor shall Landlord be required to insure against any such loss, damage or injury

     SECTION 4.3 Signs. Tenant shall have the non-exclusive right, at it sole cost and expense, subject to Landlord's reasonable approval, to install one (1) exterior sign bearing Tenant's name or logo, on the upper portion of the Building on the facade of the Building. With Landlord's approval and subject to code and statutory compliance, the sign shall be sized so as to prominently display Tenant's name and logo to be no less than fifty (50%) percent of the allowable size permitted under the statutes, laws, regulations and code requirements governing such signs on the Building. All such signs shall be in building standard graphics and shall comply with all Requirements, all covenants and restrictions affecting the Land and Landlord's signage program. Landlord shall not be liable for any inconvenience or damage occurring as a result of any error or omission in any graphics. No signs, numerals, letters or other graphics shall be used or installed by Tenant on the exterior of, or which may be visible from outside, the Premises, unless approved in writing by Landlord. The design, size, placement, style, lighting, colors and materials of such sign shall require Landlord's prior approval, which approval will not be unreasonably withheld and will be subject further to Tenant's obtaining approval from the Loudoun Tech Center association and applicable governmental authorities. Upon the expiration or earlier termination of this Lease, Tenant shall remove all such signage and/or graphics and repair any and all damage caused by or resulting from the installation, maintenance, operation and/or removal of such signage or graphics at Tenant's sole cost and expense.

                                   ARTICLE V.

     SECTION 5.1 Occupancy of Premises. Tenant shall throughout the Term, at its own expense, maintain the Premises and all improvements therein and keep them free from waste, damage or nuisance, and shall deliver up the Premises in a clean and sanitary condition at the expiration or termination of this Lease or the termination of Tenant's right to occupy the Premises by Tenant, in good repair and condition, reasonable wear and tear excepted. In the event Tenant should neglect to maintain (after notice to Tenant and a reasonable opportunity to cure, except in cases of an emergency in which event no notice shall be necessary) and/or return the Premises in such manner at any time, Landlord shall have the right, but not the obligation, to cause repairs or corrections to be made, and any reasonable costs therefor shall be payable by Tenant to Landlord within ten (10) days of demand therefor by Landlord. Upon the expiration or termination of this Lease or the termination of Tenant's right to occupy the Premises by Tenant, Landlord shall have the right to reenter and resume possession of the Premises. No act or thing done by Landlord or any of Landlord's agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing and executed by Landlord. Tenant shall notify Landlord at least ten (10) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises. If Tenant fails to give such notice or to arrange for such inspection, then Landlord's inspection of the Premises shall be deemed correct for the purpose of determining Tenant's responsibility for repair and restoration of the Premises.

     SECTION 5.2 Entry for Repairs and Inspection. Tenant shall permit Landlord and its agents to enter the Premises (provided Landlord gives Tenant reasonable prior notice of at least one (1) business day (except that no prior notice shall be necessary in the event of an emergency) and Tenant has the option to have a representative accompanying Landlord during such entry provided such representative is provided in a timely basis) at all reasonable times to inspect the same; to show the Premises to prospective tenants within nine (9) months of the expiration of the Term of this Lease (provided however that Tenant has chosen not to exercise its option to renew this Lease as provided for herein), or interested parties such as prospective lenders and purchasers; to exercise its rights under this Lease; to clean the Premises; to repair, alter or improve the Premises as may be required of Landlord hereunder, to discharge Tenant's obligations when Tenant has failed to do so within the time required under this Lease which failure is not cured within a reasonable period of time after notice from Landlord (except that in an emergency Landlord may act immediately in such circumstances, but shall use reasonable efforts to provide Tenant with verbal notification of the actions taken by Landlord); to post notices of non-responsibility and similar notices and "For Sale" signs at any time and to place "For Lease" signs upon or adjacent to the Premises at any time within twelve (12) months of the expiration of the term of this Lease ( provided however that Tenant has not chosen to exercise its option to renew this Lease as provided for herein). Landlord and its agents shall be permitted to enter the Premises at any time in the event of an emergency, whether or not a Tenant representative is available. In such event Landlord shall use reasonable efforts to notify Tenant that it has entered the Premises and the reason for the emergency. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors or other facilities without liability to Tenant by reason of such closure, provided at least one means of ingress and egress to the Premises will be available at all times. Landlord shall use reasonable efforts (which shall not include the use of overtime labor unless Tenant shall agree to reimburse Landlord for the cost thereof) to not materially or adversely affect Tenant's use or access to the Premises in connection with Landlord's entry pursuant to this Section.

     SECTION 5.3 Hazardous Materials.

     (a) As used in this Lease, the term "Hazardous Materials" shall mean and include any substance that is or contains petroleum, asbestos, polychlorinated biphenyls, lead, or any other substance, material or waste which is now or is hereafter classified or considered to be hazardous or toxic under any Requirement relating to pollution or the protection or regulation of human health, natural resources or the environment (collectively "Environmental Laws") or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent property. Landlord represents and warrants that to the best of Landlord's actual knowledge, there are no Hazardous Materials located on the Land, and Landlord has received no written notices concerning violation of any Requirements relating to Hazardous Materials with respect to the Land. If Hazardous Materials are discovered on the Land after the Commencement Date and were not caused or permitted by Tenant or Tenant's employees, assignees agents or invitees, then Landlord will be responsible for all costs and expenses (which shall not constitute an Operating Expense) associated with Environmental Laws to eliminate any violations of law resulting from such presence and Landlord shall indemnify, defend, and hold Tenant and Tenant's employees, assignees, agents and invitees harmless from any and all claims, costs, liabilities or expenses associated with such Hazardous Materials.

     (b) Tenant agrees that during its use and occupancy of the Premises it will not permit Hazardous Materials to be present on or about the Premises except in a manner and quantity necessary for the ordinary performance of Tenant's business and that it will comply with all Environmental Laws relating to the use, storage or disposal of any such Hazardous Materials.

     (c) If Tenant's use of Hazardous Materials on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the Land, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with (i) the requirements of (x) all Environmental Laws and (y) any governmental agency or authority responsible for the enforcement of any Environmental Laws; and (ii) any additional requirements of Landlord that are reasonably necessary to protect the value of the Premises or the Land. Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems reasonably necessary to protect the value of the Premises or the Land. All costs and expenses paid or incurred by Landlord in the exercise of the right set forth in this Section 5.3(c) shall be payable by Tenant upon demand. Tenant shall have no obligation to remove Hazardous Materials brought onto the Premises by Landlord or that existed on the Land prior to the Commencement Date. Tenant shall not be required to cure any violation of any Environmental Law caused by Landlord or that existed as of the Commencement Date and was not caused by Tenant or Tenant's employees, agents or contractors.

     (d) Upon reasonable advance written notice (at least one (1) day) to Tenant, except in the event of an emergency, Landlord may, at its sole cost and expense, inspect the Premises for the purpose of determining whether there exists on the Premises any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord's part to inspect the Premises, or liability on the part of Landlord for Tenant's use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

     (e) Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on or about the Premises by Tenant or its agents, employees, contractors or invitees, and in a condition which complies with all Environmental Laws.

     (f) Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord's employees, assignees, agents and invitees from and against any and all claims, losses (including, without limitation, loss in value of the Premises or the Land), liabilities and expenses (including reasonable attorney's fees) sustained by Landlord attributable to (i) any Hazardous Materials placed on or about the Premises by Tenant or its agents, employees, contractors or invitees or (ii)

Tenant's breach of any provision of this Section 5.3.

     (g) The provisions of this Section 5.3 shall survive the expiration or earlier termination of this Lease.

                                   ARTICLE VI.

     SECTION 6.1 Leasehold Improvements.

     (a) Acceptance of Premises. Tenant has made a complete inspection of the Land and, except as set forth in this Section 6.1 and Exhibit E, shall accept the Premises and the Project in their "AS IS," "WHERE IS," and "WITH ALL FAULTS" condition on the Commencement Date without recourse to Landlord, subject to the terms of Exhibit E attached hereto and hereby made a part hereof. Except as expressly provided in this Lease, Landlord shall have no obligation to furnish, equip or improve the Premises or the Project. The taking of possession of the Premises by Tenant shall be, except as set forth in this Section 6.1 and Exhibit E, conclusive evidence against Tenant that (i) Tenant accepts the Premises and the Project as being suitable for its intended purpose and, except for latent defects and punchlist items related to Landlord's Work which need to be completed but do not affect Tenant's lawful ability to take possession of the Premises, in a good and satisfactory condition, (ii) acknowledges that the Premises and the Project comply fully with Landlord's covenants and obligations under this Lease and (iii) waives any defects in the Premises and its appurtenances and in all other parts of the Project. Notwithstanding the foregoing, Landlord agrees that upon the Delivery Date, the Premises and all central mechanical, electrical and plumbing systems will be in good working order, condition and repair, and the building shell will be in compliance with all Requirements in effect at the Delivery Date (subject to Tenant's performance of the Tenant Work). In the event of a material breach of the covenant contained in the preceding sentence, Landlord shall promptly after receipt of written notice from Tenant setting forth the nature and extent of such material breach, rectify same at Landlord's cost and expense, as Tenant's sole remedy therefor. After the Commencement Date, Tenant will be responsible for the costs of compliance with Requirements with respect to the Premises.

     (b) Improvements and Alterations. After completion of the Tenant's Improvements in accordance with Exhibit E attached hereto, Tenant shall not make or allow to be made (except as otherwise provided in this Lease) any improvements, alterations or physical additions (including fixtures) in or to the Premises or the Project, without first obtaining the written consent of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, (except in the case of structural changes, changes to the exterior of the Premises or Building, or to areas outside thereof or changes to any building system (other than the HVAC system), in which case Landlord may withhold such approval in its sole discretion), including Landlord's written approval of Tenant's contractor(s) and of the plans, working drawings and specifications relating thereto (none of which shall be unreasonably withheld, conditioned or delayed, except in the case of structural changes, changes to the exterior of the Premises or to areas outside thereof or changes to any building system (other than the HVAC system), in which case Landlord may withhold such approval in its sole discretion). Approval by Landlord of any of Tenant's drawings and plans and specifications prepared in connection with any alterations, improvements, modifications or additions to the Premises or the Project shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or alterations, improvements, modifications or additions to which they relate, for any use, purpose or conditions, but such approval shall merely be the consent of Landlord as required hereunder. Except as otherwise expressly provided in Exhibit E attached hereto, any and all furnishing, equipping and improving of or other alteration and addition to the Premises shall be: (i) made at Tenant's sole cost, risk and expense, and Tenant shall pay for Landlord's reasonable costs incurred in connection with and as a result of such alterations or additions; (ii) performed in a good and workmanlike manner with labor and materials of such quality as are consistent with the Tenant's improvements performed in accordance with Exhibit E; (iii) constructed in accordance with all plans and specifications approved in writing by Landlord prior to the commencement of any such work and in accordance with all Requirements; (iv) prosecuted diligently and continuously to completion so as to minimize interference with the normal business operations of other tenants in the Corporate Campus, the perfonnance of Landlord's obligations under this Lease or any mortgage or ground lease covering or affecting all or any part of the Premises or the Land and any work being done by contractors engaged by Landlord with respect to or in connection with the Premises; and (v) performed by contractors approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall have no (and hereby waives all) rights to payment or compensation for any such item. Tenant shall notify Landlord upon completion of such alterations, improvements, modifications or additions and Landlord shall inspect same for workmanship and compliance with the approved plans and specifications. Tenant and its contractors shall comply with all commercially reasonable requirements Landlord may impose on Tenant or its contractors with respect to such work (including but not limited to, insurance and indemnity requirements), and shall deliver to Landlord a complete copy of the "as-built" or final plans and specifications marked for field changes for all alterations or physical additions so made in or to the Premises within thirty (30) days of completing the work. Such plans shall be on CADD if requested by Landlord. Tenant shall not place safes, vaults, filing cabinets or systems, libraries or other heavy furniture or equipment within the Premises which exceed allowable floor load specifications, without Landlord's prior written consent, which approval shall not be unreasonably withheld.

     Notwithstanding the foregoing provisions of this Section 6.1(b), Tenant shall provide at least five (5) days prior written notice to Landlord of, but shall not be obligated to obtain Landlord's prior consent for, any non-structural decorative alteration entirely within the Premises which costs less than $15,000.00 and does not affect the building systems.

     (c) Title to Alterations. All alterations, physical additions, modifications or improvements in or to the Premises (including fixtures) shall, when made, become the property of Landlord and shall be surrendered to Landlord upon termination or expiration of this Lease or termination of Tenant's right to occupy the Premises, whether by lapse of time or otherwise, without any payment, reimbursement or compensation therefor; provided., however, that (i) Tenant shall retain title to and shall remove from the Premises movable equipment, trade fixtures or furniture owned by Tenant, (ii) Tenant shall repair any damage caused by a removal pursuant to Section 6.1(c)(i), and (iii) Tenant returns the Premises to their condition existing immediately prior to removal (with respect to a removal of an improvement pursuant to Section 6.1(c)(i) only). Landlord may also require Tenant to remove all alterations, additions or improvements to the Premises that are other than building standard including, without limitation, any cabling or other computer, satellite or telecommunications equipment or hardware located in the Premises upon the expiration or earlier termination of this Lease or the termination of Tenant's right to possession of the Premises and restore the same to building standard condition, reasonable wear and tear excepted. If Tenant fails to remove any movable equipment, trade fixtures or furniture or any alterations, additions or improvements that are other than the building standard, then Landlord may remove such items, at Tenant's sole cost and expense. The rights conferred to Landlord under this
Section 6.1(c) shall be in addition to (and not in conflict with) any other rights conferred on Landlord by this Lease, in equity or at law. Notwithstanding the foregoing, Tenant shall have no obligation or responsibility for removing those alterations, additions, improvements or other items in Tenant's Premises unless Landlord so advises Tenant at the time of review of such Tenant's Plans that such additions, improvements or other items must be removed at the end of the term.

     (d) Personal Property Taxes; Sales, Use and Excise Taxes. Tenant shall be responsible for and shall pay ad valorem taxes and other taxes, assessments or charges levied upon or applicable to Tenant's personal property, the value of Tenant's leasehold improvements in the Premises in excess of building standard (and if the taxing authorities do not separately assess Tenant's leasehold improvements, Landlord may make a reasonable allocation of the taxes assessed on the Project to give effect to this Section 6.1(e)) and all license fees and other fees or charges imposed on the business conducted by Tenant on the Premises before such taxes, assessments, charges or fees become delinquent.

     SECTION 6.2 Repairs by Landlord. Except (x) as expressly allocated to Tenant under this Lease, (y) arising from any act or omission of Tenant, including the making of any repair, alterations, improvement or addition, or (z) as relates to any alteration, improvement or addition made by Tenant, Landlord shall maintain, repair or replace (as necessary and as an Operating Expense except as expressly excluded therefrom) the elements and components of Landlord's Work (being the foundation, roof, exterior walls, structural columns, the stand pipe and water line to the Premises, waste water and sanitary lines from the Building, the exterior windows and glass, the driveways, parking areas, Corporate Campus roads, sidewalks and landscaping) in good condition and repair in accordance with standards for similar projects in the area of the Project. All repairs, alterations or additions that affect the Premises' structural components or systems shall be made by Landlord or its contractors only, (making use of the benefits of any existing warranties on such components or systems) and, in the case of any damage to such components or systems caused the negligence or willful misconduct of Tenant or Tenant's agents, shall be paid for by Tenant in an amount equal to Landlord's costs plus twelve percent (12%) as an overhead expense. Unless otherwise provided herein, Landlord shall not be required to make any improvements to or repairs of any kind or character to the leasehold improvements located in the Premises during the Term.

     SECTION 6.3 Repairs by Tenant. Subject to Section 6.2 of this Lease, Tenant shall be responsible, at its own cost and expense, for all repair or replacement of any damage to the leasehold improvements in the Premises (unless such damage is caused by the negligence or willful misconduct of Landlord or Landlord's employees, agents or contractors), together with any damage to the Project or any part thereof caused by Tenant or any of Tenant's agents. Except insofar as Landlord is expressly obligated under this Lease to maintain and repair the Premises, in addition to the maintenance and repair obligations of Tenant otherwise expressly set forth in this Lease, Tenant is also obligated to perform, at Tenant's own cost and expense and risk, all other maintenance and repairs necessary or appropriate to cause the Premises to be maintained in good condition and suitable for Tenant's intended commercial purpose reasonable wear and tear excepted.

     SECTION 6.4 Liens. Tenant shall keep the Premises free from any liens, including but not limited to liens filed against the Premises by any governmental agency, authority or organization, arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant, and Tenant hereby agrees to indemnify, defend and hold Landlord, its agents, employees, independent contractors, officers, directors, members, partners, and shareholders harmless from any liability, cost or expense associated with any lien caused by Tenant. Tenant shall cause any lien imposed as a result of Tenant's actions or inaction to be bonded by a reputable insurance carrier within ten (10) days after notice thereof to Tenant and released of record by payment or posting of the proper bond with the applicable court within thirty
(30) days after written request by Landlord, but in any event prior to any lien foreclosure action. After the initial Tenant's Improvements in accordance with Exhibit E Tenant shall give Landlord written notice of Tenant's intention to perform any future work on the Premises which might result in any claim of lien, at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a notice of non-responsibility or other notice deemed proper before commencement of any such work. If Tenant fails to remove any lien within the prescribed ten (10) day period, then Landlord may do so at Tenant's expense and Tenant's reimbursement to Landlord for such amount, including reasonable attorneys' fees and costs, shall be deemed Additional Rent. Tenant shall have no power to do any act or make any contract which may create or be the foundation for any lien, mortgage or other encumbrance upon the reversion or other estate of Landlord, or of any interest of Landlord in the Premises. Tenant shall not be responsible for removing liens arising from any work performed, materials ordered or obligations incurred by or on behalf of Landlord.

     SECTION 6.5 Indemnification.

     (a) Subject to Section 7.5 Tenant shall indemnify, defend and hold harmless Landlord, its agents, employees, officers, directors, members, partners and shareholders ("Landlord's Related Parties") from and against any and all liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys' fees and costs, arising out of the use, occupancy, conduct, operation, or management of the Premises by, or the acts or omissions of Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors in or about the Premises or arising from any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Premises. This indemnification shall survive termination or expiration of this Lease. This provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries to third parties caused by the negligence or willful misconduct of Landlord, or its officers, contractors, licensees, agents, employees, or invitees.

     (b) Subject to Section 7.5, Landlord shall indemnify, defend and hold harmless Tenant, its agents, employees, officers, directors, members, partners and shareholders ("Tenant's Related Parties") from and against all liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorney's fees and costs arising out of the use, conduct, operation or management of the Premises by, or the acts or omissions of Landlord's Related Parties in or about the Premises or arising from any accident, injury or damage, howsoever or by whomsoever caused, to any person or property, occurring in or about the Premises; provided, however, that, in the event that both Landlord's Related Parties and Tenant's Related Parties are named as defendants in any action or proceeding falling under the indemnities in this Section 6.5, then Tenant agrees that its indemnity in subsection (a) shall be the primary indemnity. This indemnity shall survive termination or expiration of this Lease. This provision shall not be construed to make Landlord responsible for loss, damage, liability or expense resulting from injuries to third parties caused by the negligence or willful misconduct of Tenant's Related Parties.

                                  ARTICLE VII.

     SECTION 7.1 Condemnation.

     (a) Total Taking. In the event of a taking or damage related to the exercise of the power of eminent domain, by any agency, authority, public utility, person, corporation or entity empowered to condemn property (including without limitation a voluntary conveyance by Landlord in lieu of such taking or condemnation) (individually, a "Taking") of (i) the entire Premises, (ii) so much of the Premises as to prevent or substantially impair its use by Tenant during the Term or (iii) portions of the Premises or Project required for reasonable access to, or reasonable use of, the Premises including, without limitation, material portions of the parking areas (individually, a "Total Taking"), the rights and obligations of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the date upon which title to the property taken passes to and vests in the condemnor, or the effective date of any order for possession if issued prior to the date title vests in the condemnor ("Date of Taking").

     (b) Partial Taking. In the event of a Taking of only a part of the Premises or of a part of the Project which does not constitute a Total Taking during the Term (individually, a "Partial Taking"), this Lease shall continue and a proportionate adjustment to the Base Rent and Additional Rent (excepting Real Estate Taxes) shall be made based upon the reduced area of the Premises. However should more than twenty five (25%) percent of the Premises be taken for the balance of the term either Landlord or Tenant may terminate this Lease upon one hundred twenty (120) days written notice given to the other party within thirty
(30) days after such Taking.

     (c) Rent Adjustment. If this Lease is terminated pursuant to this Section 7.1, Landlord shall refund to Tenant any prepaid unaccrued Rent and any other sums due and owing to Tenant (less any sums then due and owing Landlord by Tenant), and Tenant shall pay to Landlord any remaining sums due and owing Landlord under this Lease, each prorated as of the Date of Taking where applicable.

     (d) Repair. If this Lease is not terminated as provided for in this Section 7.1, then Landlord at its expense shall promptly repair and restore the Project and/or the Premises, if required, to a reasonable condition, taking into account the Taking, ordinary wear and tear excepted (and Landlord shall have no obligation to repair or restore Tenant's improvements to the Premises or Tenant's Property), so as to render the Premises as complete an architectural unit as practical, but only to the extent of the condemnation award received by Landlord for the damage. If Landlord fails to repair and restore the Project and/or the Premises as stated in this subsection
(d) within twelve (12) months of the date of the Taking, then Tenant may terminate this Lease upon ten (10) days written notice and this Lease shall thereupon expire as if that date were the Expiration date set forth in this Lease.

     (e) Awards and Damages. Except as expressly provided below, Landlord reserves all rights to damages and awards paid because of any Partial or Total Taking of the Premises or the Project. So long as it does not reduce the amount of the award payable to Landlord, Tenant shall have the tight to make a separate claim in any condemnation proceeding for the taking of the unamortized or undepreciated value of the improvements and alterations owned by Tenant which Tenant may remove at the expiration or earlier termination of this Lease, reasonable removal and relocation costs for any improvements Tenant has the right to remove and elects to remove, relocation costs, the claim for which Tenant may pursue by separate action independent of this Lease. Tenant shall have the right to negotiate directly with the condemnor for the recovery of the portion of the award that Tenant is entitled to under this subsection. Tenant shall not make any further claims against Landlord or the condemning authority for damages.

     (f) If a temporary taking of part of the Premises or a portion of the Project which prevents Tenant's use or occupancy of all or a material portion of the Premises occurs through (a) the exercise of any government power (by legal proceedings or otherwise) by condemnor or (b) a voluntary sale or transfer by Landlord to any condemnor, either under threat of exercise of eminent domain by a condemnor or while legal proceedings for condemnation are pending, Rent shall abate during the time of such taking in proportion to the portion of the Premises taken. The entire award relating to the temporary taking shall be and remain the property of Landlord. Tenant irrevocably assigns and transfers to Landlord all rights to and interest in such award and fully releases and relinquishes any claim to, right to make a claim on, and any other interest in the award, excepting however, claims reserved for Tenant under applicable condemnation laws which do not reduce the claims of Landlord in regard to such Taking.

     SECTION 7.2 Force Majeure. Neither Landlord nor Tenant (other than the obligation for the payment of Rent by Tenant) shall be required to perform any term, provision, agreement, condition or covenant in this Lease so long as such performance is delayed or prevented by "Force Majeure", which shall mean acts of God, strikes, injunctions, lockouts, material or labor restrictions by any governmental authority, civil riots, floods, fire, theft, public enemy, insurrection, war, court order, requisition or order of governmental body or authority or the unavailability of labor or materials, and any other cause not reasonably within the control of Landlord or Tenantand which by the exercise of due diligence Landlord or Tenant is unable, wholly or in part, to prevent or overcome. Neither Landlord nor any mortgagee shall be liable or responsible to Tenant, and Tenant shall not be liable or responsible to Landlord and any mortgagee, for any loss or damage to any property or person occasioned by any Force Majeure, or for any damage or inconvenience which may arise through repair or alteration of any part of the Project as a result of any Force Majeure.

     SECTION 7.3 Fire or Other Casualty Damage.

     (a) Damage. If any portion of the Premises shall be destroyed or damaged by fire or any other casualty, Tenant shall immediately give notice thereof to Landlord. Within thirty (30) days of the date of Tenant's notice, Landlord shall provide Tenant with a reasonable written estimate, calculated in good faith, of the number of days that it will take to restore the base building components and systems of the Premises to the condition existing on the Commencement Date (excluding Tenant's specialty items not paid out of the Tenant Improvement Allowance as defined In Exhibit E), (the "Restoration Estimate"). If the Restoration Estimate is greater than 180 days, both Landlord and Tenant shall have the right to terminate this Lease effective on the date of Fire or other Casualty Damage by giving written notice to the other within twenty (20) days after receiving the Restoration Estimate. If the period in the Restoration Estimate is less than 180 days, Landlord shall promptly commence and diligently pursue through completion the restoration of the base building components and systems of the Premises and the tenant improvements which existed on the Commencement Date (excluding Tenant's specialty items not paid out of the Tenant Improvement Allowance as defined in exhibit E), and this Lease shall continue in full force and effect. If, however, the cost of the restoration exceeds the insurance proceeds Landlord reasonably expects to receive due to the casualty (provided, however, that the insurance required to be carried by Landlord by this Lease was in effect on the date of the casualty) or Landlord's lender demands that such insurance proceeds be paid to it, Landlord may terminate the Lease, subject to Tenant's right to propose keeping the Lease in effect by Tenant's paying for the restoration. If Tenant elects to do so, Tenant shall notify Landlord within ten (10) business days of receiving Landlord's notice of termination of the Lease, and the parties shall engage in good faith negotiations to determine the terms of Tenant's election to pay for the restoration; provided, that, if the parties do not reach agreement to keep this Lease in effect within ten (10) business days after Tenant delivers such written notice to Landlord, then this Lease shall terminate as of the date set forth in Landlord's notice of termination. Following a casualty, Tenant's obligation to pay Rent shall be abated in proportion to the interference caused to its use and occupation of the Premises provided that Tenant no longer occupies or uses in any manner such affected Premises.

     (b) End of Term. Notwithstanding the terms of the foregoing subsection, if the casualty occurs in the last year of the Term and materially affects Tenant's use or occupation of the Premises (i.e., more than 25% of the Premises has been damaged, or the cost to repair is reasonably estimated by Landlord to exceed $250,000), either Landlord or Tenant may elect to terminate this Lease by giving the other party 30 days prior written notice. Notwithstanding the provisions of the immediately preceding paragraph to the contrary, if Landlord elects .to terminate this Lease as a result of such casualty occurring in the last year of the Term, Tenant shall not have the right to keep this Lease in effect by paying for the restoration.

     (c) Repair. If Landlord is obligated to repair and restore the Premises, such repairs will be made as promptly as is commercially reasonable, subject to receipt of required governmental permits and approvals and insurance proceeds. Should the repairs, despite Landlord's use of commercially reasonable efforts, not be completed by the date of the Restoration Estimate, as extended by Force Majeure, both Landlord and Tenant shall each have the option of terminating this Lease by written notice given within 30 days thereafter. If this Lease is terminated as herein permitted, Landlord shall refund to Tenant any prepaid Rent (unaccrued as of the date of damage or destruction) and any other slims due and owing by Landlord to Tenant (less any sums then due and owing Landlord by Tenant) and any remaining sums due and owing by Tenant to Landlord shall be paid to Landlord. If Landlord restores the Premises and/or the Project as stated above, the Term will be extended for a time equal to the period from the occurrence of such damage to the completion of such restoration. If Landlord restores the Premises and/or the Project, Landlord shall only be obligated to restore the base building components and systems and building standard tenant improvements to approximately the same condition as existed immediately prior to the casualty and shall not be required to rebuild, repair or replace any part of Tenant's Property or Tenant's above building standard leasehold improvements. If Landlord shall restore the Premises and/or the Project pursuant to this Section 7.3, in no event shall Landlord be required to expend any amount in excess of the proceeds actually received from the insurance carried by Landlord pursuant to
Section 7.4(a) of this Lease. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or destruction or the disregard of the repair thereof.

     (d) Negligence of Tenant. Notwithstanding the provisions of Sections
7.3(a) and 7.3(b) of this Lease, if the Premises, the Project or any portion thereof, are damaged by fire or other casualty resulting from the gross negligence or willful misconduct of Tenant or any of Tenant's agents, the Rent under this Lease will not be abated during the repair of that damage, and Tenant will be liable to Landlord for the cost and expense of the repair and restoration of the Premises, the Project or any part thereof, caused thereby to the extent that cost and expense is not covered by insurance proceeds (including without limitation the amount of any insurance deductible).

     SECTION 7.4 Insurance.

     (a) Landlord shall maintain, or cause to be maintained, standard fire and extended coverage insurance on the Premises and building standard tenant improvements (excluding leasehold improvements by Tenant in excess of building standard and Tenant's Property) and on the Building, the Project and the Corporate Campus, including "all risk" and general liability insurance in amounts considered by Landlord to be reasonable and customary, but in an amount no less than the replacement value. The insurance required to be obtained by Landlord may be obtained by Landlord through blanket or master policies insuring other entities or properties owned or controlled by Landlord.

     Tenant shall, at its sole cost and expense, procure and maintain during the Term (and during any period prior to the Commencement Date in which Tenant is performing work in any portion of the Premises) comprehensive general liability insurance (including personal injury liability, premises/operation, property damage, independent contractors and broad form contractual coverage in support of the indemnifications of Landlord by Tenant under this Lease) in amounts of not less than a combined single limit of $2,000,000 with an umbrella coverage of $5,000,000; property insurance with respect to all leasehold improvements, alterations and additions in excess of building standard, to be written on an "all risk" basis for full replacement cost; and worker's compensation as required by law. Such insurance shall be maintained on standard forms and, as relevant, shall be endorsed to include Landlord and Landlord's managing agent and mortgagee or ground lessor (if its or their names are provided to Tenant) as an additional insured. The insurer must be licensed to do business in the state in which the Premises are located and rated at least "XIII" and "A" by Best's (or its successor). Tenant, and not

Landlord, will be liable for any costs or damages in excess of the statutory limit for which Tenant would, in the absence of worker's compensation, be liable. In the event that Tenant fails to take out or maintain any policy required by this Section 7.4 to be maintained by Tenant, such failure shall be a defense to any claim asserted by Tenant against Landlord by reason of any loss sustained by Tenant that would have been covered by such policy, notwithstanding that such loss may have been proximately caused solely or partially by the negligence or willful misconduct of Landlord or any of Landlord's Related Parties. If Tenant does not procure insurance as required, Landlord may, upon advance written notice to Tenant, cause this insurance to be issued and Tenant shall pay to Landlord the premium for such insurance within ten (10) days of Landlord's demand, plus interest at the Applicable Rate until repaid by Tenant. All policies of liability insurance required to be maintained by Tenant shall specifically make reference to the indemnifications by Tenant in favor of Landlord under this Lease and shall provide that Landlord shall be given at least thirty (30) days' prior written notice of any cancellation or nonrenewal of any such policy. A certificate evidencing each such policy shall be deposited with Landlord by Tenant on or before the Commencement Date, and a replacement certificate evidencing each subsequent policy shall be deposited with Landlord at least thirty (30) days prior to the expiration of the preceding such policy. All insurance policies obtained by Tenant shall be written as primary policies (primary over any insurance carried by Landlord), not contributing with and not in excess of coverage which Landlord may carry, if any.

     SECTION 7.5 Waiver of Subrogation Rights. With the exception of Worker's Compensation Insurance each party hereto waives all rights of recovery, claims, actions or causes of actions arising in any manner in its (the "Injured Party's") favor and against the other party for loss or damage to the Injured Party's property located within or constituting a part or all of the Project, to the extent the loss or damage: (a) is covered by the Injured Party's insurance; or (b) would have been covered by the insurance the Injured Party is required to carry under this Lease, whichever is greater, regardless of the cause or origin, including the sole, contributory, partial, joint, comparative or concurrent negligence of the other party. This waiver also applies to each party's directors, officers, employees, shareholders, members, partners, representatives and agents. All insurance carried by either Landlord or Tenant covering the losses and damages described in this Section 7.5 shall provide for such waiver of rights of subrogation by the Injured Party's insurance carrier to the maximum extent that the same is permitted under the laws and regulations governing the writing of insurance within the state in which the Premises are located. Both parties hereto are obligated to obtain such a waiver and provide evidence to the other party of such waiver. The waiver set forth in this Section 7.5 shall be in addition to, and not in substitution for, any other waivers, indemnities or exclusions of liability set forth in this Lease.

                                  ARTICLE VIII.

     SECTION 8.1 Default by Tenant. The occurrence of any one or more of the following events shall constitute an "Event of Default" by Tenant under this
Lease:

     (a) Tenant shall fail to pay to Landlord any Rent or any other monetary charge due from Tenant hereunder as and when due and payable and such failure is not cured within five (5) days after written notice from Landlord of such failure, provided, that, if Landlord shall give two (2) such notices within any twelve (12) consecutive months, Landlord shall not be required to


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

give any such notice until Tenant has made timely payments for the succeeding twelve (12) consecutive months and during such period, an Event of Default shall arise after the five (5) day grace period provided in this subsection (a) has elapsed;

     (b) Tenant breaches or fails to comply with any term, provisions, conditions or covenant of this Lease, other than as described in Section 8.1(a), or with any of the building rules and regulations now or hereafter established to govern the operation of the Project, which breach or failure continues uncured for a period of thirty (30) days after Landlord notifies Tenant in writing of such breach or failure; provided that, if such breach or failure is reasonably susceptible of being cured but not within such thirty (30) day period, then Tenant shall have such longer period of time (not to exceed ninety
(90) days) as is reasonably necessary to cure such breach or failure provided Tenant promptly commences to cure such breach or failure and proceeds with diligence and continuity, in good faith, to cure the same;

     (c) A Transfer (hereinafter defined) shall occur, without the prior written approval of Landlord;

     (d) The interest of Tenant under this Lease shall be levied on under execution or other legal process;

     (e) Any petition in bankruptcy or other insolvency proceedings shall be filed by or against Tenant, or any petition shall be filed or other action taken to declare Tenant a bankrupt or to delay, reduce or modify Tenant's debts or obligations or to reorganize or modify Tenant's capital structure or indebtedness or to appoint a trustee, receiver or liquidator of Tenant or of any property of Tenant, or any proceeding or other action shall be commenced or taken by any governmental authority for the dissolution or liquidation of Tenant and, within thirty (30) days hereafter, Tenant fails to secure a discharge thereof;

     (f) Tenant shall become insolvent, or Tenant shall make an assignment for the benefit of creditors, or Tenant shall make a transfer in fraud of creditors, or a receiver or trustee shall be appointed for Tenant or any of its properties;

     (g) Tenant shall desert or abandon the Premises or any substantial portion thereof for any reason other than destruction or condemnation of the Premises and does not continue to pay all Rent as due under the terms of this Lease; or

     (h) Tenant shall do or permit to be done anything which creates a lien upon the Premises or the Project and fails to remove or bond same in accordance with
Section 6.4 of this Lease.

     SECTION 8.2 Landlord's Remedies. Upon occurrence of any Event of Default by Tenant under this Lease, Landlord shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or in equity by this Lease:

     (a) Continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent, Additional Rent and other charges when due.


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

     (b) Terminate this Lease, and Landlord may forthwith repossess the Premises and be entitled to recover as damages a sunk of money equal to the total of (i) the cost of recovering the Premises, (ii) the cost of removing and storing Tenant's or any other occupant's property, (iii) the unpaid Rent and any other sums accrued hereunder at the date of termination, (iv) a sum equal to the amount, if any, by which the present value of the total Rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the Term, if the terms of this Lease had been fully complied with by Tenant, discounted at a rate per annum equal to the then rate applicable to U.S. Government securities of like tenor exceeds the total fair market rental value of the Premises for the balance of the Term, discounted at the same rate (it being the agreement of the parties hereto that Landlord shall receive the benefit of its bargain), (v) the cost of any attempted reletting or reletting and the collection of rent accruing from such reletting, (vi) the cost of any brokerage fees or commission payable by Landlord in connection with any reletting or attempted reletting, (vii) any other costs incurred by Landlord in connection with any such reletting or attempted reletting, (viii) any increase in insurance premiums caused by the vacancy of the Premises and (ix) any other sum of money or damages owed by Tenant to Landlord at law, in equity or hereunder. In the event Landlord shall elect to terminate this Lease, Landlord shall at once have all the rights of reentry upon the Premises, without becoming liable for damages, or guilty of trespass.

     (c) Terminate Tenant's right of occupancy of the Premises and reenter and repossess the Premises by entry, forcible entry or detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease, without acceptance of surrender of possession of the Premises, and without becoming liable for damages or guilty of trespass, in which event Landlord may, but shall be under no obligation to, relet the Premises or any part thereof for the account of Tenant (nor shall Landlord be under any obligation to relet the Premises before Landlord relets or leases any other portion of the Project or any other property under the ownership or control of Landlord) for a period equal to or lesser or greater than the remainder of the Term of the Lease on whatever terms and conditions Landlord, at Landlord's sole discretion, deems advisable. Tenant shall be liable for and shall pay to Landlord all Rent payable by Tenant under this Lease (plus interest at the Applicable Rate if in arrears) plus an amount equal to (i) the cost of recovering possession of the Premises, (ii) the cost of removing and storing any of Tenant's or any other occupant's property left on the Premises or the Project after reentry, (iii) the cost of decorations, repairs, changes, alterations and additions to the Premises and the Project, (iv) the cost of any attempted reletting or reletting and the collection of the rent accruing from such reletting, (v) the cost of any brokerage fees or commissions payable by Landlord in connection with any reletting or attempted reletting, (vi) any other costs incurred by Landlord in connection with any such reletting or attempted reletting, (vii) the cost of any increase in insurance premiums caused by the termination of possession of the Premises, (viii) the amount of any unamortized improvements to the Premises paid for by Landlord, (ix) the amount of any unamortized brokerage commissions or other costs paid by Landlord in connection with the leasing of the Premises and (x) any other sum of money or damages owed by Tenant to Landlord at law, in equity or hereunder, all reduced by any sums received by Landlord through any reletting of the Premises; provided, however, that in no event shall Tenant be entitled to any excess of any sums obtained by reletting over and above Rent provided in this Lease to be paid by Tenant to Landlord. For the purpose of such reletting Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary. Landlord may file suit to recover any sums falling due under the terms of this


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

Section 8.2(c) from time to time, and no delivery to or recovery by Landlord of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord. No reletting shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention is given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default and/or exercise its rights under Section 8.3(b) of this Lease.

     (d) Enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant's obligations under this Lease twelve percent (12%) of such cost to cover overhead plus interest at the past due rate provided in this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action. No action taken by Landlord under this Section 8.2(d) shall relieve Tenant from any of its obligations under this Lease or from any consequences or liabilities arising from the failure to perform such obligations.

     (e) Exercise any and all other remedies available to Landlord in this Lease, at law or in equity.

     SECTION 8.3 Waiver of Duty to Relet or Mitigate. Tenant agrees that Landlord shall not be liable, nor shall Tenant's obligations hereunder be diminished, because of Landlord's failure to relet the Premises or collect rent due with respect to such reletting. Furthermore, Tenant hereby waives any and all rights to plead such failure of Landlord to mitigate damages as affirmative defense in any proceeding based on any default by Tenant under this Lease. Notwithstanding the foregoing Landlord shall agree to do the following: (a) post a "For Lease" sign on the Premises; (b) advise Landlord's leasing agent of the availability of the Premises; (c) advise at least one outside commercial brokerage entity of the availability of the Premises; and (d) ensure that the listing is placed in a commonly used multiple listing service for commercial properties, if one exists, such as, for example, "Costar" or another commonly used medium, if one exists, provided, however, that Landlord shall not be obligated to relet the Premises before leasing any other unoccupied portions of the Project and any other property under the ownership or control of Landlord. If Landlord receives any payments from the reletting of the Premises, any such payment shall first be applied to any costs or expenses incurred by Landlord as a result of Tenant's Default under this Lease.

     SECTION 8.4 Reentry. If Tenant fails to allow Landlord to reenter and repossess the Premises, Landlord shall have full and free license to enter into and upon the Premises with or without process of law for the purpose of repossessing the Premises, expelling or removing Tenant and any others who may be occupying or otherwise within the Premises, removing any and all property therefrom and changing all door locks of the Premises. Landlord may take these actions without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, without accepting surrender of possession of the Premises by Tenant, and without incurring any liability for any damage resulting therefrom, including without limitation any liability arising under applicable state law and without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder or by operation of law or in equity, Tenant hereby waiving any right to claim damage for such reentry and expulsion, including without limitation


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

any rights granted to Tenant by applicable state law.

     SECTION 8.5 Rights of Landlord in Bankruptcy. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency, by reason of the expiration or termination of this Lease or the termination of Tenant's right of occupancy, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to in this Section 8.5. In the event that under applicable law, the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease.

     SECTION 8.6 Waiver of Certain Rights. Tenant hereby waives any and all liens (whether statutory, contractual or constitutional) it may have or acquire as a result of a breach by Landlord under this Lease. Tenant also waives and releases any statutory lien and offset rights it may have against Landlord, including without limitation the rights conferred upon applicable state law.

     SECTION 8.7 Non Waiver. Failure on the part of Landlord to complain of any action or non-action on the part of Tenant, no matter how long the same may continue, shall not be deemed to be a waiver by Landlord of any of its rights under this Lease. Further, it is covenanted and agreed that no waiver at any time of any of the provisions hereof by Landlord shall be construed as a waiver of any of the other provisions hereof and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval by Landlord to or of any action by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent or approval to or of any subsequent similar act by Tenant.

     SECTION 8.8 Holding Over. In the event Tenant remains in possession of the Premises after the expiration or termination of this Lease without the execution of a new lease, then Tenant, at Landlord's option, shall be deemed to be occupying the Premises as a tenant at will at a base rental equal to one hundred twenty five percent (125%) of the then applicable Base Rent, for the first three
(3) months of such holdover and at one hundred fifty percent (150%) of the then applicable current Base Rent thereafter and shall otherwise remain subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to a tenancy at will, including without limitation the payment of all other Rent; provided, however., nothing contained herein shall require Landlord to give Tenant more than thirty (30) days prior written consent to terminate Tenant's tenancy-at-will. Tenant shall indemnify Landlord against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Premises and for all other losses, costs and expenses, including reasonable attorneys' fees, incurred by reason of such holding over.


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

     SECTION 8.9 Abandonment of Personal Property. Any personal property left in the Premises or any personal property of Tenant left about the Project at the expiration or termination of this Lease or upon the termination of Tenant's right to occupy the Premises, shall be deemed abandoned by Tenant and may, at the option of Landlord, be immediately removed from the Premises or such other space by Landlord and stored by Landlord at the full risk, cost and expense of Tenant. Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. In the event Tenant does not reclaim any such personal property and pay all costs for any storage and moving thereof within thirty (30) days after the expiration or termination of this Lease or the termination of Tenant's right to occupy the Premises, Landlord may dispose of such personal property in any way that it deems proper. If Landlord shall sell any such personal property, it shall be entitled to retain from the proceeds the amount of any Rent or other expenses due Landlord, together with the cost of storage and moving and the expense of the sale. Notwithstanding anything contained herein to the contrary, in addition to the rights provided herein with respect to any such property, Landlord shall have the option of exercising any of its other rights or remedies provided in the Lease or exercising any rights or remedies available to Landlord at law or in equity.

                                   ARTICLE IX.

     SECTION 9.1 Transfers.

     (a) Except as expressly provided herein to the contrary, Tenant shall not, by operation of law or otherwise, (a) assign, transfer, mortgage, pledge, hypothecate or otherwise encumber this Lease, the Premises or any part of or interest in this Lease or the Premises, (b) grant any concession or license within the Premises, (c) sublet all or any part of the Premises or any right or privilege appurtenant to the Premises, or (d) permit any other party to occupy or use all or any part of the Premises (collectively, a "Transfer"), without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall be deemed to have reasonably withheld its consent to any sublease or assignment if the refusal is based on (i) Landlord' s determination (in its sole discretion) that such assignee or subtenant does not have the financial stability or is not of the character or quality of a tenant to whom Landlord would generally lease space of the Building, (ii) the fact that such assignment or sublease is not in form and of substance reasonably satisfactory to Landlord, (iii) such assignment or sublease conflicts in any manner with this Lease, including, but not limited to, the Permitted Use, (iv) the proposed assignee or subtenant is a tenant of the Corporate Campus or Landlord is negotiating with the proposed assignee or subtenant to become a tenant of the Corporate Campus, (v) the subtenant or assignee is a governmental entity or a medical office, (vi) the subtenant' s or assignee' $ primary business is prohibited by any non-compete clause then affecting the Corporate Campus or (vii) the assignment or sublease would cause Landlord to breach any covenants or contractual obligations to which the Corporate Campus or Landlord is subject. This prohibition against a Transfer includes, without limitation,
(i) any subletting or assignment which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other change of Tenant's corporate or proprietary structure; (ii) an assignment or subletting to or by a receiver or trustee in any federal or state bankruptcy, insolvency, or other proceedings; (iii) the sale, assignment or transfer of all or substantially all of the assets of Tenant, with or without specific assignment of Lease; (iv) the direct or indirect change in control of Tenant; or (v) conversion of


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Tenant to a limited liability entity. If Tenant converts to a limited liability entity without obtaining the prior written consent of Landlord: (i) the conversion shall be null and void for purposes of the Lease, including the determination of all obligations and liabilities of Tenant and its partners to Landlord; (ii) all partners of Tenant immediately prior to its conversion to a limited liability shall be fully liable, jointly and severally, for obligations of Tenant accruing under this Lease pre-conversion and post-conversion, and all members and other equity holders in Tenant post-conversion shall be fully liable for all obligations and liabilities of Tenant accruing under the Lease after the date such members and other equity holders are admitted to the limited liability entity as if such person or entity had become a general partner in a partnership; and (iii) Landlord shall have the option of declaring Tenant in default under this Lease.

     (b) If Tenant requests Landlord's consent to any assignment or subletting, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed assignment or subletting, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; a copy of the proposed sublease or assignment agreement; banking, financial and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character.

     (c) Landlord's consent to an assignment of this Lease shall not release Tenant from performing its obligations under this Lease, but rather Tenant's assignee shall assume all of Tenant's obligations under this Lease in a writing satisfactory to Landlord, and Tenant and its assignee shall be jointly and severally liable therefor. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfer. While the Premises or any part thereof are subject to a sublease, Landlord may collect directly from the subtenant all rents or other sums relating to the Premises becoming due to Tenant or Landlord and apply such rents and other sums against the Rent and any other sums payable hereunder. If the aggregate rental, bonus or other consideration paid by any unrelated assignee or subtenant for any such space exceeds the sum of (y) Tenant's Rent to be paid to Landlord for such space during such period and (z) Tenant's costs and expenses actually incurred in connection with such assignment or subletting, including reasonable brokerage fees, reasonable costs of finishing or renovating the space affected and reasonable cash rental concessions, which costs and expenses are to be recognized as and when incurred, then fifty percent (50%) of such excess shall be paid to Landlord within thirty (30) days after such amount is earned by Tenant. Such overage amounts in the case of a sublease shall be calculated and adjusted (if necessary) on a Lease Year (or partial Lease Year) basis, and there shall be no cumulative adjustment (or carryover of a loss or overage from one Lease Year to the next), for the Term. Landlord, at Landlord's expense, shall have the right to review and inspect Tenant's books and records relating to the assignment or subletting. Upon an Event of Default Tenant authorizes its transferees to make payments of rent and any other sums due and payable, directly to Landlord upon receipt of notice from Landlord to do so. Any attempted Transfer by Tenant in violation of the terms and covenants of this
Article IX shall be void and shall constitute a default by Tenant under this Lease. In the event that Tenant requests that Landlord consider a Transfer hereunder, Tenant shall pay Landlord's reasonable attorneys' fees and costs incurred by Landlord in connection with the consideration of such request up to a maximum of $1,500, (said maximum amount to be increased by three percent


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

(3%) per annum on the first day of each Lease Year over the applicable amount as of the preceding day).

     (d) If Tenant shall provide Landlord with the information required by subsection (b) above and if no default shall exist and be continuing hereunder, Landlord will not unreasonably withhold, condition or delay its consent to a proposed assignment of this Lease or subletting of all or a portion of the Premises.

     (e) Notwithstanding the foregoing provisions of this Article or any other provisions of this Lease, Tenant shall have the right to assign Tenant's right, title and interest under this Lease or to enter into a sublease of all or substantially all of the Premises, without the consent of the Landlord but upon notice (the "Permitted Transfer Notice") to Landlord ten (10) business days prior to such assignment or sublease becomes effective, if such assignment or sublease is made to (i) any corporation or entity under common control with Tenant, (ii)any corporation, a majority of whose voting stock is owned by Tenant, (iii) any corporation in which or with which Tenant, its corporate successors or assigns, is merged or consolidated, or (iv) any corporation, person or entity acquiring all or substantially all (meaning not less than sixty percent [60%] of such outstanding shares of stock) of the outstanding shares of stock of Tenant; so long as (A) the obligations of Tenant under this Lease are assumed by the surviving corporation, person or entity or by the corporation created by such merger or consolidation,(B) the net worth of the surviving corporation, person or entity, or of the entity created by such merger or consolidation, is in excess of the Tenant's net worth as of the date of this Lease or the date of the merger or consolidation, whichever is greater, determined in accordance with "Generally Accepted Accounting Principles."; (C) The Tenant, in any subletting, or if surviving following an assignment as set forth herein, shall remain liable under the terms of the Lease; and (D) no Event of Default shall then be continuing uncured. Concurrently with delivery of the Permitted Transfer Notice Tenant shall provide Landlord with such corporate resolutions and documentation evidencing the authority of and the assumption of Lease obligations by such assignee or subtenant, financial statements verifying the net worth of the surviving tenant and satisfactory evidence of compliance with the applicable subsections (i)-(iv) above. Tenant shall remain liable under this Lease for all obligations. The foregoing subletting, assignment and/or transfer of Tenant's rights and interests under this Lease are referred to herein as a "Permitted Transfer." In addition, the selling or trading of the shares in Tenant on any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), the transfer of shares in Tenant between then-existing shareholders of Tenant, and the transfer of shares in Tenant between family members (whether by means of creating a trust, probate, inheritance, gift or otherwise) shall not be deemed an assignment, subletting or transfer of Tenant's rights or interests under this Lease requiring Landlord's consent.

     SECTION 9.2 Assignment by Landlord. Landlord shall have the right at any time to sell, transfer or assign, in whole or in part, by operation of law or otherwise, its rights, benefits, privileges, duties, obligations or interests in this Lease or in the Premises, the Land, the Project and all other property referred to herein, without the prior consent of Tenant, and such sale, transfer or assignment shall be binding on Tenant provided that (i) Tenant is notified of the transfer and (ii) such transferee shall assume, in writing, all obligations of Landlord under this Lease arising or accruing from and after the effective date of such transfer (including all applicable obligations, if any, to provide an SNDA). After such sale, transfer or assignment,


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

Tenant shall attorn to such purchaser, transferee or assignee, and Landlord shall be released from all liability and obligations under this Lease accruing after the effective date of such sale, transfer or assignment.

     SECTION 9.3 Limitation of Landlord's Liability. Any provisions of this Lease to the contrary notwithstanding, Tenant hereby agrees that no personal, partnership or corporate liability of any kind or character (including, without limitation, the payment of any judgment) whatsoever now attaches or at any time hereafter under any condition shall attach to Landlord or any of Landlord's Related Parties or any mortgagee for payment of any amounts payable under this Lease or for the performance of any obligation under this Lease. The exclusive remedies of Tenant for the failure of Landlord to perform any of its obligations under this Lease shall be to proceed against the interest of Landlord in and to the Premises and the Building and/or the proceeds of insurance or condemnation. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under this Lease or on account of insurance maintained by Landlord. In no event shall Landlord be liable to Tenant, or any interest of Landlord in the Premises be subject to execution by Tenant, for any indirect, special, consequential or punitive damages.

                                   ARTICLE X.

     SECTION 10.1 Subordination. This Lease shall be subject and subordinated at all times to

     (a) all ground or underlying leases which may hereinafter be executed affecting the Project, and

     (b) the lien or liens of all mortgages and deeds of trust in any amount or amounts whatsoever hereafter placed on the Project or Landlord's interest or estate therein or on or against such ground or underlying leases and to all renewals, modifications, consolidations, replacements and extensions thereof and to each advance made or hereafter to be made thereunder. Landlord represents and warrants that, as of the date of this Lease, there is no mortgagee or holder of a deed of trust on the Project. Landlord shall use its best efforts to provide Tenant with a subordination, non-disturbance and attornment agreement from any future lender that holds a deed of trust against the Premises on such future lender's standard form (the "SNDA"). However the foregoing shall not require Landlord to incur any expense in connection with such agreement nor require Landlord to obtain financing only from a lender willing to provide such an agreement to Tenant.

     Tenant shall execute and deliver within ten (10) business days any instruments, releases or other commercially reasonable documents requested by any lessor or mortgagee for the purpose of subjecting and subordinating this Lease to such ground leases, mortgages or deeds of trust, subject to the SNDA. Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, only upon such party's request and at such party's sole discretion but not otherwise. Notwithstanding such attornment, Tenant agrees that any such


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

successor in interest shall not be (a) liable for any act or omission of, or subject to any rights of setoff, claims or defenses otherwise assertable by Tenant against, any prior owner of the Project (including without limitation, Landlord), (b) bound by any rents paid more than one (1) month in advance to any prior owner, (c) be liable for the payment of any money to Tenant or the performance of any work for Tenant and (d) bound by any modification, amendment, extension, surrender or cancellation of the Lease not consented to in writing by such mortgagee or ground lessor. Further, Tenant agrees for the benefit of each such lessor or mortgagee not to execute any such amendment, extension, surrender or cancellation of this Lease without such lessor's or mortgagee's prior approval. Tenant shall execute all such commercially reasonable agreements confirming such attornment as such party may reasonably request. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any mortgagee or lessor under a lien instrument or lease covering the Premises whose address has been given to Tenant in writing, and affording such mortgagee or lessor a reasonable opportunity to perform Landlord's obligations hereunder. Notwithstanding the generality of the foregoing, any mortgagee or ground lessor may at any time subordinate any such deeds of trust, mortgages, other security instruments or ground leases to this Lease on such terms and conditions as such mortgagee or ground lessor may deem appropriate. Tenant shall execute any such subordination or attornment documents as described herein within ten (10) days after demand therefor.

     SECTION 10.2 Estoppel Certificate or Three-Party Agreement. Tenant agrees within ten (10) business days following written request therefor by Landlord (a) to execute, acknowledge and deliver to Landlord and any other persons specified by Landlord, a certificate or three-party agreement among Landlord, Tenant and/or any third party dealing with Landlord, certifying (i) that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification (ii) the date to which the Rent and other charges are, (iii) that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or so specifying such defaults, if any, as are claimed and/or (iv) any other matters as such third party may reasonably require in connection with the business dealings of Landlord and/or such third party and
(b) to deliver to Landlord current financial statements of Tenant or Tenant's parent, including a balance sheet and a profit and loss statement for at least two (2) years, all prepared in accordance with generally accepted accounting principles consistently applied. Tenant's failure to deliver such certificate or three-party agreement within such ten (10) business day period shall be conclusive upon Tenant (x) that this Lease is in full force and effect without modification except as may be represented by Landlord, (y) that to Tenant's knowledge there are no uncured defaults in Landlord's performance, and (z) that no Rent has been paid in advance except as set forth in this Lease. Should Tenant fail to execute an Estoppel Certificate or Three Party Agreement within the aforesaid ten (10 ) business day period, Landlord is hereby appointed by Tenant, as Tenant's attorney in fact, to execute any such document on Tenant's behalf.

     SECTION 10.3 Notices. Any Notice, demand, request, consent, approval, disapproval or certificate ("Notice") required or desired to be given under this Lease shall be in writing and given by certified mail, return receipt requested, by personal delivery or by Federal Express or a similar nationwide, reputable over-night delivery service providing a receipt for delivery. Notices may not be given by facsimile. Any written notice given under this lease shall be deemed given on the date said notice id deposited with Federal Express or a similar reputable


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

overnight delivery service, or on the date delivered in case of personal delivery, or three (3) days after deposit with the U.S. Mail. Any written notice whose receipt is refused by either Landlord or Tenant shall be deemed given on the date that such written notice is refused. All notices, demands, requests, consents, approvals, disapprovals, or certificates shall be addressed as follows:

     To Landlord:

     Willowbrook Holdings, Inc.
     c/o West World Management, Inc.
     4 Manhattanville Road, 2nd Floor
     Purchase, NY 10577
     Tel: 914-694-5900

     With a copy to:

     Trammell Crow Company
     1660 International Drive Suite 550
     McLean, Virginia
     Attn: Thomas E. Finan .
     Tel: 703-288-2545

     Prior to Commencement Date:

     Healthscribe, Inc.
     403 Glenn Drive, #10
     Sterling, VA, 20164
     Tel: 703-480-3000

     After the Commencement Date:
     At the Premises

Either party may change its address by giving notice of same in accordance with the methods described in this paragraph reasonably in advance.

                                   ARTICLE XI.

     SECTION 11.1 [INTENTIONALLY OMITTED.]

     SECTION 11.2 Rights and Remedies Cumulative. The rights and remedies of Landlord under this Lease shall be nonexclusive and each right or remedy shall be in addition to and cumulative of all other rights and remedies available to Landlord under this Lease or at law or in equity. Pursuit of any right or remedy shall not preclude pursuit of any other rights or remedies provided in this Lease or at law or in equity, nor shall pursuit of any right or remedy constitute a forfeiture or waiver of any Rent due to Landlord or of any damages accruing to Landlord by reason of the violation of any of the terms of this Lease.

     SECTION 11.3 Legal Interpretation. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the state or commonwealth in which the Premises are located and the United States. The determination that one or more provisions of this Lease is invalid, void, illegal or unenforceable shall not affect or invalidate any other provision of this Lease, and this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Lease, and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. All obligations of either party hereunder not fully performed as of the expiration or termination of the Term of this Lease shall survive the expiration or termination of the Term of this Lease and shall be fully enforceable in accordance with those provisions pertaining thereto. Article and section titles and captions appearing in this Lease are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Lease. No custom or practice which may evolve between the parties in the administration of the terms of this Lease shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms of this Lease. This Lease is for the sole benefit of Landlord and Tenant, and, without the express written consent thereto, no third party shall be deemed a third party beneficiary hereof. Tenant agrees that this Lease supersedes and cancels any and all previous statements, negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant with respect to the subject matter of this Lease or the Premises and that this Lease, including written extrinsic documents referred to herein, is the entire agreement of the parties, and that there are no other representations, understandings, stipulations, agreements, warranties or promises (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this Lease or the Premises. It is likewise agreed that this Lease may not be altered, amended, changed or extended except by an instrument in writing signed by both Landlord and Tenant. The terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the "Landlord" or the "Tenant" hereunder or because such party or its counsel is the draftsman of this Lease. All references to days in this Lease and any Exhibits or Addenda hereto mean calendar days, not working or business days, unless otherwise stated.

     SECTION 11.4 Tenant's Authority. Both Tenant and the person executing this Lease on behalf of Tenant warrant and represent unto Landlord that (a) Tenant is a duly organized and validly existing legal entity, in good standing and qualified to do business in the stateor commonwealth in which the Premises are located, with no proceedings pending or contemplated for its dissolution or reorganization, voluntary or involuntary, (b) Tenant has full right, power and authority to execute, deliver and perform this Lease, (c) the person executing this Lease on behalf of Tenant is authorized to do so, and (d) upon execution of this Lease by Tenant, this Lease shall constitute a valid and legally binding obligation of Tenant.

     Both Landlord and the person executing this Lease on behalf of Landlord warrant and represent unto Tenant that (a) Landlord is a duly organized and validly existing legal entity, in good standing and qualified to do business in the state or commonwealth in which the Premises are located, with no proceedings pending or contemplated for its dissolution or reorganization, voluntary or involuntary, (b) Landlord has full right, power and authority to execute, deliver and perform this Lease, (c) the person executing this Lease on behalf of Landlord is authorized to do so, and (d) upon execution of this Lease by Landlord, this Lease shall constitute a valid and legally binding obligation of Landlord.

     SECTION 11.5 Brokers. Landlord and Tenant warrant and represent to the other that it has not dealt with any real estate broker and/or salesman (other than Trammell Crow Real Estate Services, Inc., which represented Landlord, and Julien J. Studley, Inc., which represented Tenant) in connection with the negotiation or execution of this Lease and no other broker or salesman has been involved in connection with this Lease, and each party agrees to defend, indemnify and hold harmless the other party from and against any and all costs, expenses, attorneys' fees or liability for any compensation, commission and charges claimed by any real estate broker and/or salesman (other than the aforesaid brokers) due to acts of such party or such party's representatives. Landlord shall pay the brokers identified above pursuant to separate agreements.

     SECTION 11.6 Consents by Landlord. In all circumstances under this Lease where the prior consent or permission of Landlord is required before Tenant is authorized to take any particular type of action, such consent must be in writing and unless the provision specifically states that the consent or approval will not be unreasonably withheld, the matter of whether to grant such consent or permission shall be within the sole and exclusive judgment and discretion of Landlord, and it shall not constitute any nature of breach by Landlord under this Lease or any defense to the performance of any covenant, duty or obligation of Tenant under this Lease that Landlord delayed or withheld the granting of such consent or permission, whether or not the delay or withholding of such consent or permission was prudent or reasonable or based upon good cause.

     With respect to any provision of this Lease which provides that Landlord shall not unreasonably withhold any consent or any approval, Tenant, in no event, shall be entitled to make nor shall Tenant make any claim for, and Tenant hereby waives any claim for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any claim or assertion by Tenant that Landlord has unreasonably withheld any consent or approval; but Tenant's sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.

     SECTION 11.7 Joint and Several Liability. If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several.

     SECTION 11.8 Independent Covenants. The obligation of Tenant to pay Rent and other monetary obligations provided to be paid by Tenant under this Lease and the obligation of Tenant to perform Tenant's other covenants and duties under this Lease constitute independent, unconditional obligations of Tenant to be performed at all times provided for under this Lease, save and except only when an abatement thereof or reduction therein is expressly provided for in this Lease and not otherwise, and Tenant acknowledges and agrees that in no event shall such obligations, covenants and duties of Tenant under this Lease be dependent upon the condition of the Premises or the Project, or the performance by Landlord of its obligations hereunder.

     SECTION 11.9 Attorneys' Fees and Other Expenses. In the event either party hereto defaults in the faithful performance or observance of any of the terms, covenants, provisions, agreements or conditions contained in this Lease, the party in default shall be liable for and shall pay to the non-defaulting party all reasonable expenses incurred by such party in enforcing any of its remedies for any such default, and if the non-defaulting party places the enforcement of all or any part of this Lease in the hands of an attorney, the party in default agrees to pay the non-defaulting party's reasonable attorneys' fees in connection therewith.

     SECTION 11.10 Recording. Neither Landlord nor Tenant shall record this Lease, but a short-form memorandum hereof may be recorded at the request of Landlord and Landlord shall pay all recording and subsequent release costs.

     SECTION 11.11 Disclaimer; Waiver of Jury Trial. LANDLORD AND TENANT EXPRESSLY ACKNOWLEDGE AND AGREE, AS A MATERIAL PART OF THE CONSIDERATION FOR LANDLORD'S ENTERING INTO THIS LEASE WITH TENANT, THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS LEASE, (a) LANDLORD HAS MADE NO WARRANTIES TO TENANT AS TO THE USE OR CONDITION OF THE PREMISES OR THE PROJECT, EITHER EXPRESS OR IMPLIED, AND (b) LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES OR THE PROJECT ARE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE OR ANY OTHER WARRANTY (EXPRESS OR IMPLIED) REGARDING THE PREMISES OR THE PROJECT. EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE, LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE NO, AND SHALL NOT BE ANY, IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND ARISING OUT OF THIS LEASE, ALL SUCH OTHER EXPRESS OR IMPLIED WARRANTIES IN CONNECTION HEREWITH BEING EXPRESSLY DISCLAIMED AND WAIVED.

     LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY TENANT AND TENANT ACKNOWLEDGES THAT NEITHER LANDLORD NOR ANY PERSON ACTING ON BEHALF OF LANDLORD HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. TENANT FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION AND AS EVIDENCE OF SAME HAS EXECUTED THIS LEASE.

     SECTION 11.12 Parking. Tenant's occupancy of the Premises shall include, at no additional cost, the use of 4.8 parking spaces per 1,000 rentable square feet of the Premises, up to a maximum of 112 parking spaces, which shall be used in common with other tenants, invitees and visitors to the Premises. Tenant may designate up to ten (10) such parking spaces, near Tenant's main suite entrance, with Landlord's reasonable approval as to location, as "reserved". The cost of designating such parking spaces as reserved shall be borne by Landlord. Tenant agrees not to overburden the parking facilities, to cooperate with Landlord and other tenants in use of the parking facilities and that neither it nor shall any of its employees, agents or invitees park any vehicles overnight in the parking facilities, without express written approval of Landlord. If Tenant's use of the parking facility exceeds its allocated spaces, Tenant shall immediately take such steps as Landlord may reasonably require to reduce such excess usage. Further Landlord may allocate and reassign parking spaces among Tenant and other tenants and may reconfigure the parking area and modify the existing ingress to and egress from the parking area as Landlord shall deem reasonably appropriate provided that Tenant continues to have use of and access to the number of parking spaces provided for in this Section.

     SECTION 11.13 No Accord or Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent and other sums due hereunder shall be deemed to be other than on account of the earliest Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or other sum and to pursue any other remedy provided in this Lease.

     SECTION 11.14 Acceptance. The submission of this Lease by Landlord does not constitute an offer by Landlord or other option for, or restriction of, the Premises, and this Lease shall only become effective and binding upon Landlord, upon full execution hereof by Landlord and delivery of a signed copy to Tenant.

     SECTION 11.15 Waiver of Counterclaim. Tenant hereby waives the right to interpose any counterclaim of whatever description, other than compulsory counterclaims, in any summary proceeding.

     SECTION 11.16 Time Is of the Essence. Time is of the essence of this Lease. Unless specifically provided otherwise, all references to terms of days or months shall be construed as references to calendar days or calendar months, respectively.

     SECTION 11.17 Counterparts. This Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

     SECTION 11.18 Quiet Environment. Provided this Lease is in full force and effect and Tenant is not in default, Tenant may peaceably and quietly hold the Premises without disturbance by Landlord or any person lawfully claiming through Landlord, subject to the terms and conditions of this Lease.

     SECTION 11.19 Tenant Expansion Option. Tenant shall have an ongoing right of first offer to lease all or a portion of any rentable space that may become available in the Building during the Term of the Lease and any Renewal Option Period (if exercised). This Tenant Expansion Option is contingent upon:

     (a) such office space not being encumbered by the rights of any existing tenant in the Building;

     (b) Landlord not being contractually or otherwise obligated to make such space available to Tenant during the last twenty four (24) months of the Lease or any Renewal Option Period (if exercised);

     (c) Tenant agreeing to a lease term for such space not longer than the balance of the Term of the Lease for the Premises but in no event less than three (3) years;

     (d) Landlord shall notify Tenant in writing on each occasion of:

          (i) Landlord becoming aware that space will become available; or

          (ii) within one hundred eighty (180) days of the scheduled expiration date of any applicable lease concerning such space; collectively the "Landlord's Notice".

     (e) After receiving Landlord's Notice, Tenant will respond to Landlord within ten (10) business days, in writing, of its intent to lease such available space. If Tenant fails to respond within such ten (10) business day period, time being of the essence, Landlord shall be free to lease such available space to any third party.

     (f) Should Tenant elect to let such available space, the Basic Rent shall be the Fair Market Rate.

          (i) Market Rent Rate. The "Fair Market Rent Rate" as used herein, shall mean the fair market rental rate then being charged and the renovation allowance then being provided for like space with a like "Use" as set forth in the Lease, similarly situated in single story office buildings of similar age and quality within a five (5) mile radius of the Building. Landlord shall give Tenant written notice of the proposed rental rate. If Tenant shall dispute the proposed rental rate and if the parties cannot agree upon the rental rate with thirty (30) days, then either party, by ten (10) days written notice to the other party, ( the "Arbitration Notice") may refer such dispute to arbitration in accordance (except as may otherwise be set forth herein) with the rules of the American Arbitration Association then prevailing. Landlord and Tenant shall each select a qualified, independent real estate broker or appraiser with at least ten (10) years experience in leasing or appraising office buildings ion the Loudoun, Virginia area to act as arbitrators in the determination of the Fair Market Rent Rate. If either party shall fail to appoint its arbitrator within ten (10) days after receipt of the Arbitration Notice the single arbitrator shall determine the Fair Market Rent Rate. If the values determined by the arbitrators are less than five (5%) percent apart, the average of the values determined by them shall be deemed the Fair Market Rent Rate for the Premises. If the arbitrators do not agree and if their determinations are more than five (5%) percent apart, then the two arbitrators shall select a third independent, impartial arbitrator of like qualification, who shall, within thirty (30) days following appointment, determine which of the Fair Market Rent Rates determined by the original two arbitrators is closest to the Fair Market Rent Rate determined by the third arbitrator. The closest Fair Market Rent Rate to the third arbitrator's Fair Market Rent Rate shall be used and the determination of the third arbitrator shall control and be binding upon the parties. Each party shall pay the fees and expenses of its arbitrator and the fees an expenses of the third arbitrator shall be shared equally between Landlord and Tenant. If such arbitration shall not be concluded prior to the commencement of the renewal term, then the initial rent for the renewal term shall be the rate proposed by Landlord in the Rental Notice (or, if lower, such rate as Landlord shall have proposed in the arbitration), which rate shall remain in effect until a ruling is reached in arbitration, and if the arbitration shall result in a lower rent, Tenant shall be entitled to a credit against the next succeeding installments of rent due hereunder for such overpayment as it shall


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

have theretofore made. If the arbitration shall result in a higher rent, Tenant shall within thirty (30) days thereafter pay to Landlord the amount of the underpayment. Upon the determination of the matters referred in this Article, Landlord and Tenant shall enter into an agreement supplementary to the Lease, as amended, setting forth the applicable rent for the Option Space.

     SECTION 11.20 Satellite Dish/Antenna. Tenant shall have the right to install, operate, maintain, repair, replace and remove a satellite dish or antenna (the "Dish") and all necessary related equipment on the roof of the Building subject to the following terms, conditions and limitations: (i) the location, size and installation of the Dish and all related equipment shall be as approved by Landlord, and Tenant shall obtain Landlord's prior written approval with regard to the plans and specifications of the Dish and the related equipment; (ii) the Dish and all related equipment shall be in compliance with all governmental, statutory, code and regulatory requirements, (iii) all costs of installation, operation, maintenance, repair, replacement and removal of the Dish and related equipment (including but not limited to repair of the roof) and any and all attendant costs shall be the sole responsibility of Tenant; (iv) if required by Landlord or law or regulation, Tenant shall screen the Dish by providing fencing or screening material reasonably satisfactory to Landlord; (v) Tenant's installation or operation of the Dish shall not materially interfere with the operation or any other transmission or receiving device at the Building or at the Corporate Campus present at the time of installation; (vi) at the expiration or earlier termination of the Lease, Tenant shall, upon Landlord's request, remove the Dish and repair any and all damage caused by such removal;
(vii) Tenant assumes all responsibility for any losses, damages or injures which may occur as a result of the Dish except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents; (viii) the Tenant shall incur any costs associated with relocation or re-calibration of the Dish due to re-roofing, roof maintenance purposes, or for any reason; and (ix) there shall be no charge or rental due Landlord by Tenant for the Dish.

     IN TESTIMONY WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD                               TENANT:


By: /s/ Charles Schouten               By: /s/
    --------------------------------       -------------------------------------
    Charles Schouten, President        Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


WILLOWBROOK HOLDINGS, INC., A          HEALTHSCRIBE, INC., a Delaware
Delaware Corporation                   Corporation

Attest:


By: /s/ Carmen Taveras Cruz
    --------------------------------
    Carmen Taveras Cruz
    Secretary

Tax Identification No.:
                        ------------

                                    EXHIBIT A

                            LEGAL DESCRIPTION OF LAND

        PORTION OF THE LAND OF PARCEL D-2, SECTION 3 LOUDOUN TECH CENTER
              GUILFORD ELECTION DISTRICT, LOUDOUN COUNTY, VIRGINIA

                                SEPTEMBER 2, 1988

     Beginning at a corner common to Glenn and Nokes and Kettler and Scott, Inc.

     Thence, departing Glenn and Kettler and Scott, Inc., and running with the northerly line of Nokes, S 79 degrees 54' 00" W, 231.28 feet to a point; and N 81 degrees 15' 31" W, 757.19 feet to a point.

     Thence, departing Nokes and running through the land of Parcel D-2, Section 3, Loudoun Tech Center and running 357.99 feet along the arc of a curve to the right, whose radius is 1041.74 feet (delta 19 degrees 41' 22"; tangent 180.78; chord bearing N 57 degrees 28' 09" E; chord 356.23 feet) to a point.

     Thence, N 67 degrees 18' 50" E, 193.84 feet to a point.

     Thence, running 408.44 feet along the arc of a curve to the left whose radius is 1041.74 feet (delta 22 degrees 27' 52"; tangent 206.88 feet; chord bearing N 56 degrees 04' 54" E; chord 405.83 feet) to a point in the westerly line of said Kettler and Scott, Inc.

     Thence, running with said Parcel D-2, Section 3, Loudoun Tech Center and the westerly line of Kettler and Scott, Inc., S 15 degrees 45' 47" E, 589.47 feet to the point of beginning.

                  CONTAINING 6.7472 ACRES OF LAND MORE OR LESS

                                    EXHIBIT E

                    WORK LETTER AGREEMENT ("WORK AGREEMENT")

     The following provisions shall govern the preparation and approval process for the drawings and specifications for the build-out of the Premises and terms and conditions relating to contractors and subcontractors in connection with the build-out of the Premises.

     A. Description of Landlord's Work. Subject to the terms and conditions of this Work Agreement, Landlord agrees to construct, at its sole cost and expense, a building shell in accordance with Exhibit E-1 hereto ("Landlord's Work").

     B. General Matters regarding Plans and Specification. Tenant shall cause its architect and/or engineer to prepare "Tenant's Space Plans", the "Working Drawings" and the "Final Plans" (as such terms are defined below) for Tenant's Work. The fees of Tenant's architect and engineer shall be paid by Landlord from the "Tenant Improvement Allowance", as defined below.

     C. Tenant Improvement Work. (1) Tenant shall submit to Landlord for Landlord's approval a space plan for the build-out of the Premises ("Tenant's Space Plans") prepared by Tenant's architect showing the interior layout of the Premises and its integration with building systems, core areas and the building shell improvements in sufficient detail to permit Landlord a reasonable opportunity to review and provide preliminary approval or comments regarding Tenant's proposed interior design. Landlord shall review and approve or disapprove of Tenant's Space Plans within ten (10) business days after receipt of same, which approval shall not be unreasonably withheld, conditioned or delayed, except or to the extent such plans affect the structure of the Premises or the Building, the exterior of the Premises or the areas outside thereof or the building systems (exclusive of the HVAC system), in which case, Landlord may withhold such approval in its sole discretion. If Landlord disapproves, either in whole or in part, of Tenant's Space Plans, Landlord shall provide to Tenant with reasonable specificity Landlord's reasons for its disapproval. Tenant shall promptly correct or otherwise address all disapproved items identified by Landlord. The work shown in Tenant's Spare Plans shall be deemed "Tenant Improvement Work."

     (2) Tenant's Space Plans, Working Drawings and Final Plans shall be prepared by The M Group, an architect hereby approved by Landlord, or such other licensed architect as Tenant shall select and Landlord shall approve, such approval not to be unreasonably withheld, conditioned or delayed.

     (3) Tenant's Improvement Work shall include a HVAC system meeting specifications reasonably acceptable to Landlord.

     (4) Tenant shall remove any "raised" floor installed by it at the expiration or sooner termination of the Lease.

     D. Working Drawings and Final Plans. Tenant shall cause its architects and/or engineers to prepare and Tenant shall submit to Landlord complete preliminary architectural plans, construction drawings, mechanical, electrical and plumbing drawings and specifications for the Premises (the "Working Drawings"), including those base building improvements (such as HVAC and sprinkler distribution and the like) which are interior to the Premises or otherwise need to be coordinated with Landlord's Work in order to be performed properly, which approval shall not be unreasonably withheld, conditioned or delayed (except as provided in paragraph C above). The Working Drawings shall be submitted to Landlord in form sufficient for the permitting and construction of the Premises, and the bidding of Tenant's Improvement Work (that is, in such form so that, if approved by Landlord without revision, the same would be sufficient for the permitting and construction of the Premises, and the bidding of Tenant's Improvement Work). Within five (5) business days Landlord or its designated contractor shall provide Tenant with its written approval of the Working Drawings or with a written a list of its objections, modifications, deletions or qualifications to the same along with proposed reasonable changes so as to meet Landlord's approval. Tenant shall cause Tenant's architect and engineer to prepare final drawings, plans and specifications (the "Final Plans"), based on the Working Drawings but conforming to Landlord's objections, modifications, deletions or qualifications and proposed changes (or substitutions reasonably acceptable to Landlord) within ten
(10) business days. No plans and specifications shall constitute the Final Plans hereunder unless and until the same have been approved in writing by both Landlord and Tenant. Landlord agrees to respond to Tenant within five (5) business days of Tenant's written request for Landlord's approval. If Landlord fails to respond with the five (5) business days period, Tenant may deliver a second request for approval; if Landlord does not respond within five (5) business days of delivery of such second notice, then Landlord's approval shall be deemed granted.

     E. Construction. Following the preparation and approval of Tenant's Space Plans and the Working Drawings, the Premises shall be built-out in accordance with the Final Plans with such field changes as are consistent with sound construction practices and such other changes as are approved by Tenant and Landlord (Landlord's approval not to be unreasonably withheld, conditioned or delayed except to the extent provided in paragraph C above). Tenant shall have the right to hire its own Project Manager and/or General Contractor, subject to Landlord's reasonable approval. If Tenant elects to have Landlord select the General Contractor or manage the construction, Landlord or its Project Manager shall act as construction manager ("Construction Manager") and shall supervise the construction of Tenant's Improvement Work, for a fee equal to three percent (3%) of the total hard cost of Tenant's Improvement Work, such fee to be payable monthly in arrears based upon the total costs of Tenant's Improvement Work incurred through the prior month less the amount of any fee previously paid. In the event Tenant elects to use its own Project Manager to select the General Contractor and manage the construction of the Premises, Landlord, or its agent, shall not be entitled to any construction oversight fee but will be entitled to reimbursement of reasonable and customary third-party costs incurred in the review of plans and specifications. In the event that the Tenant elects to have the Landlord select the General Contractor, then the Landlord shall solicit bids from three (3) general contractors. The form of contract shall be a fixed price, lump sum contract. Landlord shall award the contract to the lowest qualified bidder unless otherwise agreed to in writing by Tenant. Construction Manager shall direct the bidding process.

     F. Tenant Improvement Allowance. (1) Landlord agrees to provide to Tenant an allowance with respect to the Premises in the sum of Fifty Dollars ($50.00) per square foot (the "Tenant Improvement Allowance") (i.e., a tentative total of 23,407 sf x $50.00 psf = One Million One Hundred Seventy Thousand Three Hundred Fifty Dollars ($1,170,350.00), which shall be


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used by Tenant to construct the interior of the Demised Premises, including in its reasonable discretion: hard costs, soft costs such as planning, permitting and managing construction, security installations and related equipment, telecom/data requirements, specialty equipment and furniture ( inclusive of the management fee stated in Subsection E above, if applicable), hereafter the "Allowable Costs"). Tenant may apply up to Five Dollars ($5.00) per square foot or One Hundred Seventeen Thousand Thirty Five Dollars ($117,035.00) of the Tenant Improvement Allowance for moving costs of Tenant's furniture and fixtures (the "Moving Allowance"). The Moving Allowance shall be paid to Tenant within thirty (30) days after Landlord's receipt of all documentation evidencing such moving costs.

     (2) Upon Tenant's submission, not more frequently than once a month, Landlord shall pay directly to Tenant's contractor(s) amounts up to the sum of the Tenant Improvement Allowance, for any Allowable Costs. Tenant shall submit with such request for payment: a)copies of contractor's invoices, b) Tenant's authorization for payment of said invoices, c) contractor release of mechanic's lien claims, d) architect's certificates for periodic payment and/or substantial completion and e) such other documentation as Landlord may reasonably request (collectively the "Payment Documents"). Landlord shall make payment within thirty (30) days following receipt of all of the above items. Tenant may also pay certain Allowable Costs directly and upon doing so, may submit a request along with copies of paid invoices to Landlord for reimbursement out of the Tenant Improvement Allowance, within thirty (30) days following receipt of Tenant's request for payment and the Payment Documents.

     (3) Except for expenses paid in accordance with section (F) (2) above, Tenant shall, subject to the Tenant Improvement Allowance and subparagraph (3) below, pay promptly in cash and so as to avoid the imposition of any mechanic's or materialman's lien against the Land or the Premises all costs and expenses of Tenant's Improvement Work, Tenant's fit-out and furniture, fixtures and equipment in the Premises, including all costs for permits and other governmental approvals required for Tenant's Improvement Work. Landlord shall not be required to pay any of such costs and expenses except for the Tenant Improvement Allowance.

     (4) Within one hundred eighty (180) days following Substantial Completion of the Premises (as defined in Section L below) Landlord and Tenant shall provide to each other a final accounting and reconciliation of Allowable Costs incurred by the Parties. If any amount is due from one party to the other pursuant to such computation, that party shall pay the amount owed to the other within ten (10) days thereafter.

     G. Changes to Tenant Plans. Tenant shall have the right to request changes in the Final Plans and any such change shall be initiated by Tenant's architect and approved by Landlord, which approval shall not be unreasonably withheld (except for changes which affect the structure of the Premises, the exterior of the Premises or the areas outside thereof or the building systems in which case Landlord may withhold its consent in its sole discretion) and reasonably approved by the general contractor. Further, if changes are made by Tenant to the Final Plans after Landlord's approval, and should these changes to Tenant's Final Plans cause postponement of Substantial Completion of the Premises or delay the Commencement Date, then Landlord shall have the right to refuse to permit the making of such changes unless Tenant shall make the payment that would be due Landlord pursuant to paragraph G above based upon such


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Tenant Delay (subject to adjustment after completion of such work and foal determination of the amount of delay).

     H. Tenant's Work. Tenant shall be responsible for all work, construction and installation in the Premises which is not designated as Landlord's Work and Tenant Improvement Work (including but not limited to all fixtures, equipment and other office installations) or part of the base building condition. Such work shall be referred to as "Tenant's Work," and shall be at Tenant's sole cost and expense subject to the application of the Tenant Improvement Allowance. Tenant's Work shall be considered an alteration for purposes of this Lease, and shall be subject to the provisions of Section 6.1 thereof. Prior to commencing any Tenant's Work, Tenant shall submit drawings and specifications for Tenant's Work to Landlord, showing all aspects of such work, to Landlord for Landlord's review and approval, which approval as to matters which do not affect the structure of the Premises, the exterior of the Premises or the area outside thereof or the building systems shall not be unreasonably withheld.

     I. Permits, Certificate of Occupancy. Except as provided below, Tenant shall obtain all necessary permits in connection with the Tenant Improvement Work (at Tenant's expense). Subject to the application of the Tenant Improvement Allowance. Tenant shall be responsible for applying for and obtaining all permits required for Tenant to perform the Tenant's Improvement Work, and for obtaining the fmal fire inspection approval after installation of Tenant's Work, if any.

     J. Notice. Tenant and Landlord shall, by notice to the other in writing, designate a single individual who Tenant or Landlord agrees shall be available to meet and consult with the other at the Premises as Tenant's or Landlord's representative respecting the matters which are the subject of this Exhibit and who, as between Landlord and Tenant, shall have the power to legally bind Tenant and Landlord, in making requests for changes, giving approval of plans or work, giving directions to Tenant and Landlord or the like, under this Exhibit (each of these representatives shall be a "Construction Representative").

     K. Substantial Completion. For purposes of this Lease, "Substantially Complete" or "Substantial Completion" means full completion of Landlord's Work and Tenant Improvement Work, and that the Premises are in compliance with all Requirements, except for minor or insubstantial details of construction, decoration or installation such that would not materially interfere with the use and occupancy of the Premises for the conduct of Tenant's business therein, as the case may be, and except for the completion of items of work which must, in accordance with good construction practices, be performed after the completion of other work to be performed by Tenant and Landlord, or the designated contractor, has received a temporary certificate of occupancy or non-residential use permit for the Premises, which issuance shall be conclusive evidence of Substantial Completion) permitting Tenant's occupancy of the Premises for normal business operations and all parking is available.

     L. Permits; Compliance with Laws. The Tenant's Space Plans shall be in a form in which building permits can be readily obtained and shall comply with all Requirements, and Tenant's Improvement Work shall comply with all Requirements and shall be such as will permit all governmental permits and approvals, including a Certificate of Occupancy, to be obtained in due course as relevant upon the commencement, performance and completion of Tenant's


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Improvement Work. Tenant's architect shall certify to Landlord and Tenant that
Tenant's Space Plans comply with the Americans with Disabilities Act of 1990 ("ADA") and all Requirements.

     M. Default. The failure by Landlord or Tenant to comply with the provisions of this Exhibit E shall constitute a default by that respective entity under the Lease and the non-defaulting party shall have the benefit of all remedies provided for in the Lease.

     N. No Liability. Notwithstanding the review and approval by Landlord of Tenant's Space Plans and specifications, Landlord shall have no responsibility or liability in regard to the safety, sufficiency, adequacy or legality thereof and Tenant shall be solely responsible for the compliance of such plans and specifications with all Requirements, the architectural completeness and sufficiency thereof and other matters relating thereto, except to the extent a valid construction permit is issued therefore.

     O. Code Compliance. Landlord shall construct the base building so that it is in compliance with all Requirements, including the ADA.

     P. Access. Effective as of the Delivery Date, Landlord shall grant Tenant and its agents reasonable access to the Premises for the purposes of taking measurements and reviewing the performance of Landlord's Work and for performing the Tenant's Improvement Work; provided that such access shall be under such conditions as Landlord may impose to avoid any interference with the prosecution of Landlord's Work.

     Q. Disputes. In the event that either party shall have any claim or dispute under this Exhibit E, both parties agree that such claim or dispute shall be decided by arbitration in accordance with the Construction Industry Rules of the American Arbitration Association. Both parties irrevocably submit to such arbitration. Both parties further agree that any decision so rendered through that arbitration shall be fmal and binding on both parties hereto and may be entered in any court of competent jurisdiction.


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                                   EXHIBIT E-1

                                 LANDLORD'S WORK

                       BUILDING SPECIFICATIONS STRUCTURAL:

     Structural reinforced concrete slab on grade designed for 150-pound live load. Steel beams and columns with steel deck with economical steel bar joist framing for roof structure. Typical bay spacing is 30'-O" by 43'-8". Overall building depth is 115'-0". Brick and block knee wall system.

Exterior:

     Three colors of modular face brick with ground and split face accent bands supported by structural box beam and steel stud support framing for the veneer. Kynar coated aluminum glazing system with 1 1/4" reinforced laminated insulated gray tint lites with storefront glass at major building entry points.

Interior:

     The interior knee wall to include studs.

Column Spacing:

     Typical column spacing is 30'-O" by 43'-8" with variations at isolated locations to accommodate the site.

Roof:

     Ballasted EPDM (ethylene propylene diene material) roof membrane by Carlisle with 10-year warranty over R-19 insulation with internal roof drains provided. A five-foot roof screen with 18" bottom clear space for snow loading provides for an effective screen of 6'-6" screening along the length of the building for roof top units. Such roof screen enclosure is provided to shield future roof top units.

Finished Ceiling/Clear Heights:

     Finished ceiling heights of 10'-O" provided with 13'-6" clearance to the underside of the lowest portion of the structure.

Mechanical Systems:

     Per tenant design (from TI allowance). Will consist of screened rooftop mounted package units that will be utilized for both heating and cooling.

Electrical Systems:


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     5.0 watts/sf is available for 120v receptacles on the tenant floors and 2.0 watts/sf is available for 277v lighting on floor. Single electrical service entrance with single 2000 amp pad mounted transformer outside of Premises. A
480v distribution with step down dry type transformer for 120/208v for tenant power distribution. Building will have complete site lighting including parking lot, soffit and loading areas.

Life Safety:

     Fire standpipe and base building fire alarm systems are provided per code. [Vertical sprinkler riser for distribution through the Premises and sprinkler loop with upturned heads that provides a 20'-O" by 20'-O" sprinkler grid with each head having a 10'-O" radius spray pattern.] Sprinkler system flow and tamper devices are tied into a central monitoring station on site for off site monitoring capabilities.

Water Connections:

     A 1" valved cold-water source will be provided for future connections and an 8" sanitary line the full length of the building will provide for building restrooms, etc.

Window Coverings:

     1" horizontal mini blinds will be furnished for all exterior windows.


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